   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1996


                                                       REGISTRATION NO. 333-1524
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4
                                       TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  ECOMAT, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                 DELAWARE                                      5900                                     13-3865026
             (STATE OR OTHER                       (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
      JURISDICTION OF ORGANIZATION)                  CLASSIFICATION CODE NO.)                      IDENTIFICATION NO.)

                            ------------------------

                               147 PALMER AVENUE
                        MAMARONECK, NEW YORK 10543-3632
                                 (914) 777-3600
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                            DIANE WEISER, PRESIDENT
                                  ECOMAT, INC.
                               147 PALMER AVENUE
                        MAMARONECK, NEW YORK 10543-3632
                                 (914) 777-3600
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   Copies to:

                     STUART NEUHAUSER, ESQ.                                             GERALD A. KAUFMAN, ESQ.
                   BERNSTEIN & WASSERMAN, LLP                                            33 WALT WHITMAN ROAD
                        950 THIRD AVENUE                                                       SUITE 233

                       NEW YORK, NY 10022                                            HUNTINGTON STATION, NY 11746
                         (212) 826-0730                                                     (516) 271-2055
                      (212) 371-4730 (FAX)                                               (516) 271-2488 (FAX)

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as reasonably practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box: /x/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                               PROPOSED               PROPOSED
                 TITLE OF EACH CLASS                    AMOUNT TO BE       MAXIMUM OFFERING      MAXIMUM AGGREGATE
           OF SECURITIES TO BE REGISTERED               REGISTERED(1)   PRICE PER SECURITY(2)      OFFERING PRICE
Common Stock, $.0001 Par Value(3)....................     1,380,000             $5.00                $6,900,000
Underwriter's Option for Underwriter's Purchase
  Option(4)..........................................      120,000              $.001                   $120
Common Stock, $.0001 Par Value in Underwriter's
  Purchase Option....................................      120,000              $6.00                 $720,000
Total Fee............................................                                                $7,620,120

                 TITLE OF EACH CLASS                        AMOUNT OF
           OF SECURITIES TO BE REGISTERED                REGISTRATION FEE
Common Stock, $.0001 Par Value(3)....................       $2,379.12
Underwriter's Option for Underwriter's Purchase
  Option(4)..........................................          $.04
Common Stock, $.0001 Par Value in Underwriter's
  Purchase Option....................................        $248.26
Total Fee............................................      $2,627.42(5)

(1) Pursuant to Rule 416 under the Securities Act of 1933 (the 'Act'), this Registration Statement covers such additional indeterminate number of shares of Common Stock as may be issued by reason of adjustments in the number of shares of Common Stock pursuant to anti-dilution provisions contained in the Underwriter's Purchase Option (defined below). Because such additional shares of Common Stock will, if issued, be issued for no additional consideration, no registration fee is required.

(2) Estimated solely for purposes of calculating registration fee.


(3) Includes 180,000 shares of Common Stock subject to the Underwriters' Over-Allotment Option (the 'Over-Allotment Option').


(4) The Underwriter's Purchase Option entitles the Underwriter to purchase up to 120,000 shares of Common Stock at 120% of the public offering price per Share (the 'Underwriter's Purchase Option').

(5) $8,034.76 previously paid.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  ECOMAT, INC.
                             CROSS REFERENCE SHEET
                         BETWEEN ITEMS IN REGISTRATION
                   STATEMENT ON FORM SB-2 AND THE PROSPECTUS


                        ITEM IN FORM SB-2                                       PROSPECTUS CAPTION
      ------------------------------------------------------  ------------------------------------------------------
 1.   Front of Registration Statement and Outside Front
        Cover of Prospectus.................................  Forepart of Registration Statement and Outside Front
                                                                Cover Page of Prospectus
 2.   Inside Front and Outside Back Cover Pages of
        Prospectus..........................................  Inside Front and Outside Back Cover Page of Prospectus
 3.   Summary Information and Risk Factors..................  Prospectus Summary; Risk Factors
 4.   Use of Proceeds.......................................  Use of Proceeds
 5.   Determination of Offering Price.......................  Outside Front Cover Page of Prospectus; Underwriting;
                                                                Risk Factors
 6.   Dilution..............................................  Dilution; Risk Factors
 7.   Selling Security Holders..............................  Not Applicable
 8.   Plan of Distribution..................................  Underwriting
 9.   Legal Proceedings.....................................  Legal Proceedings
10.   Directors, Executive Officers, Promoters and Control
        Persons.............................................  Management
11.   Security Ownership of Certain Beneficial Owners and
        Management..........................................  Principal Shareholders
12.   Description of Securities.............................  Description of Securities
13.   Interests of Named Experts and Counsel................  Legal Matters; Experts
14.   Disclosure of Commission Position on Indemnification
        for Securities Act Liabilities......................  Certain Relationships and Related Transactions-- Part
                                                                II--Item 28
15.   Organization within Last Five Years...................  Prospectus Summary; Business
16.   Description of Business...............................  Prospectus Summary; Business
17.   Management's Discussion and Analysis of Financial
        Condition and Results of Operations.................  Management's Discussion and Analysis of Financial
                                                                Condition and Results of Operations
18.   Description of Property...............................  Business--Facilities
19.   Certain Relationships and Related Transactions........  Certain Relationships and Related Transactions
20.   Market for Common Equity and Related Stockholder
        Matters.............................................  Description of Securities
21.   Executive Compensation................................  Management--Executive Compensation
22.   Financial Statements..................................  Selected Financial Data; Financial Statements
23.   Changes in and Disagreements with Accountants on
        Accounting and Financial Disclosure.................  Change in Accountants

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.


             SUBJECT TO COMPLETION, DATED NOVEMBER 4, 1996

PROSPECTUS

                        1,200,000 SHARES OF COMMON STOCK

                                  ECOMAT, INC.

                        OFFERING PRICE: $5.00 PER SHARE
                            ------------------------

     Ecomat, Inc., a Delaware corporation (the 'Company') hereby offers 1,200,000 shares of common stock, $.0001 par value (the 'Common Stock' or 'Shares') for sale (the 'Offering'), at a per Share offering price of $5.00. See 'Description of Securities' and 'Underwriting.'


     Prior to this Offering, there has been no public market for the Common Stock and there are no assurances that a public market will develop. The initial public offering price of the Common Stock has been arbitrarily determined by agreement between the Company and Patterson Travis, Inc. (the 'Underwriter') and is not related to the Company's earnings, assets, book value or any other established criteria of value. See 'Risk Factors' and 'Underwriting.' The Company is seeking to have the Common Stock approved for trading on the Nasdaq SmallCap Market upon the effective date of this Prospectus. No assurances can be made that the Common Stock will be approved for listing or, if approved, that an active trading market will develop or, if any active trading market develops, that it will be sustained.

                            ------------------------

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK
   AND IMMEDIATE SUBSTANTIAL DILUTION OF THE BOOK VALUE OF THE COMMON STOCK
     FROM THE INITIAL PUBLIC OFFERING PRICE AND SHOULD BE CONSIDERED ONLY
        BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
         SEE 'PROSPECTUS SUMMARY', 'DILUTION'           AND 'RISK
                        FACTORS' WHICH BEGIN ON PAGE 8.
                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE

          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                          PRICE TO           UNDERWRITING DISCOUNTS         PROCEEDS TO
                                           PUBLIC              AND COMMISSIONS(1)            COMPANY(2)
Per Share.......................           $5.00                      $.50                     $4.50
Total(3)........................         $6,000,000                 $600,000                 $5,400,000

------------------


(1) Does not include additional compensation to be received by the Underwriter in the form of (i) a non-accountable expense allowance equal to 3% of the gross proceeds of this offering ($180,000 or $207,000 if the Underwriters' Over-Allotment Option (as defined below) is exercised in full) and (ii) an option exercisable for a period of four years commencing one year after the Effective Date entitling the Underwriter to purchase up to 120,000 Shares at $6.00 per Share (the 'Underwriter's Purchase Option'). In addition, the Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'


(2) Before deducting expenses of the offering payable by the Company, estimated at $480,000, including the Underwriter's non-accountable expense allowance.

(3) The Company has granted the Underwriter an option, exercisable within 30 days from the Effective Date, to purchase up to 180,000 additional Shares upon the same terms and conditions as set forth above solely to cover over-allotments, if any ('Underwriter's Over-Allotment Option'). If the Underwriter's Over-Allotment Option is exercised in full, the total Price to Public will be $6,900,000, Underwriting Discounts and Commissions will be $690,000 and Proceeds to Company will be $6,210,000 (before deducting expenses payable by the Company estimated at $507,000, including the Underwriter's non-accountable expense allowance). See 'Underwriting.'


                             PATTERSON TRAVIS, INC.



         THE DATE OF THIS PROSPECTUS IS                         , 1996

                                 ECOMAT, INC.
                            DESCRIPTION OF GRAPHICS
                            FOR INSIDE FRONT COVER
                                 OF PROSPECTUS



Upper Left Picture: Ecomat employee pressing a pair of trousers using the Ecomat technique.

Upper Right Picture: Ecomat employee training an Ecomat trainee.

Lower Picture: The interior of a typical Ecomat full-service facility.




     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     A SIGNIFICANT AMOUNT OF THE COMMON STOCK TO BE SOLD IN THIS OFFERING MAY BE SOLD TO CUSTOMERS OF THE UNDERWRITER. THIS MAY AFFECT THE MARKET FOR AND LIQUIDITY OF THE COMPANY'S COMMON STOCK IN THE EVENT THAT ADDITIONAL BROKER-DEALERS DO NOT MAKE A MARKET IN THE COMPANY'S COMMON STOCK, OF WHICH THERE CAN BE NO ASSURANCE. IN SUCH EVENT, THE POSSIBILITY EXISTS THAT THE MARKET FOR THE COMPANY'S COMMON STOCK COULD BECOME ILLIQUID. THIS COULD AFFECT THE SHAREHOLDERS ABILITY TO TRADE THE COMPANY'S COMMON STOCK.


     ALTHOUGH IT HAS NO OBLIGATION TO SO DO, THE UNDERWRITER MAY FROM TIME TO TIME ACT AS A MARKET MAKER AND OTHERWISE EFFECT TRANSACTIONS IN THE COMPANY'S COMMON STOCK. THE UNDERWRITER, IF IT PARTICIPATES IN THE MARKET, MAY BECOME A DOMINATING INFLUENCE IN THE MARKET FOR THE COMMON STOCK. HOWEVER, THERE IS NO ASSURANCE THAT THE UNDERWRITER WILL OR WILL NOT CONTINUE TO BE A DOMINATING INFLUENCE. THE PRICES AND LIQUIDITY OF THE COMMON STOCK OFFERED HEREUNDER MAY BE SIGNIFICANTLY AFFECTED BY THE DEGREE OF THE UNDERWRITER'S PARTICIPATION IN SUCH MARKET. SEE 'RISK FACTORS--UNDERWRITER AS MARKET MAKER'. THE UNDERWRITER MAY DISCONTINUE SUCH ACTIVITIES AT ANY TIME OR FROM TIME TO TIME.


     The Shares are being offered by the Underwriter on a 'firm commitment' basis when, as, and if delivered to and accepted by the Underwriter and subject to various prior conditions, including the right to reject an order in whole or in part. It is expected that delivery of the Shares will be made against payment
therefor on or about                         , 1996 at the offices of the
Underwriter.

                SPECIAL STANDARDS FOR SHARES SOLD IN CALIFORNIA


     Each California investor must have an annual gross income of at least $65,000 and a net worth, exclusive of home, furnishings and automobiles, of at least $250,000, or in the alternative, a net worth, exclusive of home, furnishings and automobiles, of at least $500,000. In addition, an investor's total purchase may not exceed 10% of such investor's net worth.


                             AVAILABLE INFORMATION

     The Company does not presently file reports and other information with the Securities and Exchange Commission (the 'Commission'). However, following completion of this Offering, the Company intends to furnish its stockholders with annual reports containing audited financial statements examined and reported upon by its independent public accounting firm and such interim reports, in each case as it may determine to furnish or as may be required by law. After the effective date of this Offering, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') and in accordance therewith will file reports, proxy statements and other information with the Commission.

     Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ('EDGAR'). The Company has filed, through EDGAR, with the Commission a registration statement on Form SB-2 (herein together with all amendments and exhibits referred to as the 'Registration Statement') under the Act of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information reference is made to the Registration Statement.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Each prospective purchaser is urged to read this Prospectus in its entirety. Unless otherwise indicated, no effect is given in this Prospectus to the Underwriter's Purchase Option or Over-Allotment Option. All references herein to a number of shares of Common Stock of the Company gives effect to the merger of Diaber Laundromat, Inc., a New York corporation with and into the Company.

                                  THE COMPANY

     Ecomat, Inc., a Delaware corporation, and its subsidiaries (collectively, the 'Company') have developed and operate a wet-cleaning process (described below) which, in management's belief, is the first environmentally sound solution to current dry cleaning methods. Most traditional dry cleaners use the cleaning solvent, perchloroethylene, known as 'perc' for short. Before the introduction of perc in the 1940s, the dry cleaning industry depended on petroleum as its cleaning solvent. Perc was immediately adapted for use by the dry cleaning industry due to its lower flammability than petroleum. The Company was incorporated on December 14, 1995 pursuant to the laws of the State of Delaware. The Company is the successor to Diaber Laundromat, Inc., a New York corporation ('Diaber'), which was incorporated pursuant to the laws of the State of New York on September 21, 1992. The Company was organized to enable Diaber to merge with and into the Company in order to effectuate a reincorporation in the State of Delaware. Diaber merged with and into the Company on March 29, 1996. The Company's executive offices are located at 147 Palmer Avenue, Mamaroneck, New York 10543-3632. The Company's telephone number is (914) 777-3600.

     The Company has been formed to develop the Ecomat concept nationally and internationally which, management believes, provides the first environmentally sound solution to current dry cleaning methods in the United States. Ecomat has three subsidiaries:

     1. 8th Street Laundromat, Inc., a full-service Ecomat cleaners and laundromat which opened on October 24, 1993. The facility has served as the base for the Company's research and development program since 1993. New methods of wet-cleaning, water recycling, and automated machine-monitoring have been advanced by the Company at this location. See 'Business--Research and Development.'

     2. Ecoclean Systems International, Ltd., a full-service Ecomat cleaners and laundromat which opened on October 14, 1995. The facility is the flagship store of the Company and the prototype for all Ecomat full-service franchises. A fully operational water recycling plant is in place as well as all proprietary hardware and software created by the Company for its own and its franchisees' use.


     3. Ecofranchising, Inc., the franchisor of the Ecomat concept. The Company began offering franchises in October of 1994. There are currently signed agreements for five cluster franchises, one each in New Jersey, Long Island,

NY, Brooklyn, NY, Austin, Texas and Westchester County, NY. In addition, there is one Ecomat self-service laundromat and drop-off facility franchise in Manhattan, NY. See 'Business.'



     The most detrimental factor that adversely affects the dry cleaning industry at present is its reliance on the cleaning solvent, perc. Perc has a variety of toxic effects, which have been documented primarily in studies of dry cleaning workers and others exposed to perc on the job. Excessive exposure to perc can cause damage to the central nervous system, liver, kidneys, and the reproductive system. The International Agency for Research on Cancer recently reclassified perc as a 'probable human carcinogen' from a 'possible human carcinogen'. In New York State alone, the Department of Health has stated that about 170,000 state residents are exposed to high perc concentrations because they live in apartments near a dry cleaner or work in a building with a dry cleaner. In addition, the perc cleaning process produces contaminated wastewater that must be disposed of somewhere. Evidence strongly suggests that some dry cleaners are dumping this water into municipal sewers causing Superfund issues for owners of commercial real estate and neighboring tenants who feel the impact of contaminated sites. See 'Business--The Dry Cleaning Industry.' In July 1996 the Department of Environmental

Conservation of the State of New York released (for comment to the public) revisions to the 'perc' dry cleaning regulations (6 NYCR Part 232) which, when put into effect, will require traditional dry cleaners, at their own expense, to upgrade outdated machinery, post notice warnings of the dangers of 'perc', construct vapor barriers, adhere to recordkeeping requirements, pay for semi-annual inspections and attend training sessions. See 'Governmental Regulation.'



     The Ecomat system uses a combination of cleaning techniques. These include multi-process wet cleaning methods which were studied by the Environmental Protection Agency ('E.P.A.') and described in the E.P.A. report 'Multi-process Wet Cleaning--Cost and Comparison of Conventional Dry Cleaning and An Alternative Process; U.S. Environmental Protection Agency-EPA 744-R-93-004, September 1993'. Such study concluded that the wet cleaning process was proven to be superior to the traditional dry cleaning method in 4 of 6 areas used to measure quality and customer satisfaction. It rated equal to traditional dry cleaning in the other 2 areas. The Company has also developed its own techniques of treating particular fabrics that can be problematic to both 'dry' and 'wet' cleaners alike. 'Wet cleaning' as opposed to 'dry cleaning' is a method for deep cleaning fabrics using water, steam, plant-based cleaning agents rather than toxic solvents, and natural bleaching agents such as hydrogen peroxide rather than chlorine-based bleaches. The special techniques that the Company has developed include: the tumbling of garments to loosen soil, the choice of water-based cleaning method (which can include steaming, steam closet, mechanical wet cleaning, sink washing, machine washing), specialized drying with humidity control and finishing of garments with robotic steam finishing equipment.



     Instead of using a perc machine, Ecomat utilizes a wet cleaning system that consists of a specialized washer and a heat and humidity-sensitive dryer. With the introduction of special non-toxic cleaning products, the Ecomat cleaner washes garments in water. Water is one of the best known cleaning solvents in the world. It can remove water-based stains such as perspiration that perc cannot because perc is only a degreaser. The grease-based stains are removed equally as well by the Ecomat spotting products.



     Ecomat laundromats use state-of-the-art, energy and water efficient front-load washers that are controlled by proprietary hardware and software that have been developed by the Company for optimal energy, productivity and cost efficiency. Because of Ecomat's water recycling system and related equipment, management believes that the Ecomat water recycling system will allow for laundromats to be built in municipalities that currently would not permit a business with such high uses of water to exist.


     An Ecomat store or franchise offers several configurations for the kind of facility best suited to the location chosen:


          o AN ECOMAT FULL-SERVICE FACILITY that includes: self-service coin-operated laundromat with wash and fold service, a cleaning plant on premises and an entertainment area that may include televisions and lounge, vending machines, mailboxes and computers.



          o AN ECOMAT CLEANERS that includes: wash and fold service and a cleaning plant on premises.



          o AN ECOMAT SATELLITE FACILITY that functions as a convenient drop-off site for both wash and fold laundry and cleaning where wash and fold is also done on premises.



          o AN ECOMAT SELF-SERVICE LAUNDRY FACILITY that has self service coin-operated laundry machines and also serves as a drop-off site for wash and fold and cleaning.



          o AN ECOMAT ROUTE FRANCHISE that consists of a franchise operating a vehicle that is affiliated with an Ecomat cleaners or full-service facility.



          o AN ECOMAT DROP SITE that consists of a drop-off site for wash and fold and cleaning but where no wash and fold is done on premises.



     The Company's objective is to develop recognition of the Ecomat cleaners and laundromat concept and to maximize the value of the Company for its shareholders. To accomplish these objectives, the Company intends to pursue a strategy designed to achieve high levels of customer satisfaction and repeat business. The Company believes it will be successful in meeting its objectives through the opening of more strategically located company-owned stores and through expansion through franchise unit sales. The Company intends to open a combination of eleven (11) route franchises and satellite and/or drop site locations for each of its Company-owned full-service facilities in Manhattan and Mamaroneck, New York. The two full-service facilities will operate as central cleaning plants for these 22 satellite units providing for increased revenue in such full-service facilities while minimally increasing expenses related to such expansion. The Company intends to build name-brand recognition in these two markets within a relatively short period of time. In addition, the five franchise cluster developments, the Ecomat self-service laundromat and drop-off facility franchise already sold will allow the Company to achieve broader recognition through the entire area. The Company has been negotiating for a full-service facility in Chicago, Illinois that will be Company-owned, and will begin negotiations for a similar facility in the Bay Area of San Francisco, California. These two facilities and concomitant satellite locations will afford the Company the opportunity to achieve its goals of national expansion through both Company-owned and franchised units. In addition, the Company intends on expanding its operations through a program of dry cleaner and/or laundromat conversions to the Ecomat concept. To this end, the Company offered to waive its initial conversion fee to any existing New York dry cleaning establishment until the earlier of December 31, 1996 or the date the new rules regulating dry cleaners in New York take effect. In addition, the Company intends on expanding its operations through direct expansion of the franchise program and the Ecomat system. See 'Business--The Strategic Plan of Operations.'


     SEE 'RISK FACTORS' FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS.

                                  THE OFFERING



Securities offered........................  1,200,000 shares of Common Stock. See 'Description of Securities.'

Offering price per share..................  $5.00

Common Stock outstanding prior
  to the Offering.........................  2,400,000 shares

Common Stock to be outstanding
  after the Offering (1)..................  3,600,000 shares

Use of proceeds...........................  The Company intends to apply the net proceeds of this Offering for the establishment of Company facilities, the expansion of its franchising program, research and development, marketing, debt retirement, working capital and general corporate purposes. See 'Use of Proceeds.'

Risk factors..............................  An investment in the Shares involves a high degree of risk and immediate substantial dilution. See 'Risk Factors' and 'Dilution.'

Proposed Nasdaq SmallCap
  Symbol (2)..............................  ECMT


------------------

(1) Excludes up to (i) 180,000 shares of Common Stock reserved for issuance upon the exercise of the Underwriter's Over-Allotment Option, and (ii) 120,000 shares of Common Stock reserved for issuance upon the exercise of the Underwriter's Purchase Option. See 'Description of Securities' and 'Underwriting.'

(2) Although it is expected that the Common Stock will be included on Nasdaq, there can be no assurance that an active trading market in the Common Stock will develop, or if such a trading market in the Common Stock does develop, that it will be sustained. See 'Risk Factors.'

                     SUMMARY FINANCIAL INFORMATION AND DATA


     The following summary of financial data has been summarized from the Company's financial statements included elsewhere in this Prospectus. The information should be read in conjunction with the financial statements and the related notes thereto:


                                                                                            NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                          ------------------------    -----------------------------

                                                            1994          1995           1995             1996
                                                          ---------    -----------    -----------    --------------
STATEMENTS OF OPERATIONS DATA(1):
Revenues...............................................   $ 147,000    $   196,000    $   135,000      $  327,000
Costs and expenses.....................................     976,000      1,284,000        947,000       1,233,000
  Operating loss.......................................    (829,000)    (1,088,000)      (812,000)       (906,000)
Other income (expense), net............................      (6,000)       (25,000)        (4,000)        (63,000)
                                                          ---------    -----------    -----------    --------------
  Loss before income taxes.............................    (835,000)    (1,113,000)      (816,000)       (969,000)
Provision for income taxes.............................       4,000          6,000          3,000           4,000
                                                          ---------    -----------    -----------    --------------
  NET LOSS.............................................   $(839,000)   $(1,119,000)   $  (819,000)     $ (973,000)
                                                          ---------    -----------    -----------    --------------
                                                          ---------    -----------    -----------    --------------
Net loss per share.....................................   $    (.35)   $      (.47)   $      (.34)     $     (.41)
                                                          ---------    -----------    -----------    --------------
                                                          ---------    -----------    -----------    --------------
Weighted average shares outstanding....................   2,400,000      2,400,000      2,400,000       2,400,000
                                                          ---------    -----------    -----------    --------------
                                                          ---------    -----------    -----------    --------------
Supplemental pro forma loss per share(2)...............                $      (.44)   $      (.33)     $     (.35)
Supplemental pro forma shares outstanding(2)...........                  2,480,897      2,446,112       2,617,909


                                                                DECEMBER 31,               SEPTEMBER 30, 1996
                                                          ------------------------    -----------------------------
                                                            1994          1995          ACTUAL       AS ADJUSTED(1)
                                                          ---------    -----------    -----------    --------------
BALANCE SHEET DATA:
Working capital (deficiency)...........................   $ (14,000)   $  (163,000)   $  (344,000)     $3,302,000
Total assets...........................................     279,000        823,000      1,181,000       4,642,000
Total liabilities......................................     102,000      1,445,000      2,777,000       1,503,000
Stockholders' equity (deficiency)......................     177,000       (622,000)    (1,595,000)      3,325,000



------------------


(1) As adjusted to give effect to this Offering, assuming a public offering price of $5.00 per Share with net proceeds of $4,920,000. Also reflects payment of notes payable in the approximate amount of $1,274,000 from the Offering proceeds. See 'Use of Proceeds.'



(2) The supplemental pro forma loss per share is based upon (i) 2,400,000 shares of common stock outstanding during the period and (ii) the number of shares (80,897, 46,112 and 217,909 for the year ended December 31, 1995 and the nine months ended September 30, 1995 and 1996) whose proceeds would be necessary to repay certain debt of the Company (Note E). The supplemental pro forma loss per share was $.41, $.31 and $.34 for the year ended December 31, 1995 and the nine months ended September 30, 1995 and 1996.

                                  RISK FACTORS

     The securities offered hereby are speculative in nature and involve a high degree of risk and should be made only by investors who can afford the loss of their entire investment. Accordingly, in analyzing an investment in these securities, prospective investors should carefully consider, along with the other matters referred to herein, the following risk factors:

1. LIMITED OPERATING HISTORY; LOSSES; DEFICIT WORKING CAPITAL; DEFICIT EQUITY


     To date, the Company operates only three facilities. The Company opened its Company owned facility at 140 West 72nd Street in New York City in October of 1993. A second Company owned store (which also houses corporate headquarters) was opened in October of 1995. A third Company owned store (an Ecomat satellite facility) opened in June 1996. Since the first two stores are laboratories for new product creation and ongoing research and development, they do not achieve the financial benchmarks of a true operating facility. From inception to September 30, 1996, the Company's operations suffered losses of $3,205,000. For the nine months ended September 30, 1996 the Company's operations suffered losses of $973,000. At December 31, 1995 and September 30, 1996, the Company had a working capital deficiency of $163,000 and $344,000, respectively, and a deficit in equity of $622,000 and $1,595,000, respectively. The Company will be subject to numerous risks, expenses, problems and difficulties typically encountered in expanding a new business. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business.'


2. MODIFIED REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS RAISES DOUBT ON ABILITY TO CONTINUE AS A GOING CONCERN

     As a result of the Company's current financial condition, the Company's independent certified public accountants have modified their report on the Company's consolidated financial statement for the period ended December 31, 1995. The Company's independent certified public accountants report on the consolidated financial statement includes an explanatory paragraph stating that the net losses, accumulated deficit and negative working capital raise substantial doubt about the Company's ability to continue as a going concern. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Use of Proceeds,' 'Business', and 'Financial Statements and Notes.'

3. LIMITED REVENUE; PROBABLE FUTURE LOSSES


     The Company has generated only limited revenue from the sale of franchises and from operating its Company owned stores. Currently, the Company has signed franchise agreements for five cluster developments, and one self-service laundromat and drop-off facility franchise. The Company has undertaken a program to increase the amount of franchise sales by recruiting a franchise sales specialist. The Company anticipates that it may incur losses in its Company owned facilities until new satellite units can be added to both facilities, which the Company does not anticipate will occur until several months following the consummation of this Offering. There can be no assurance that the Company will be successful in opening the number of Ecomat satellite stores required to generate meaningful revenue or achieve profitable operations or that new Ecomat stores opened by the Company or its franchisees will be operated profitably.


4. NEW CONCEPT; UNCERTAINTY OF MARKET ACCEPTANCE


     Ecomat cleaners and laundromats will be a new concept in the United States and, consequently, the level of demand and market acceptance are subject to a high degree of uncertainty. Ecomat's name and servicemarks are not widely known. The Company has not conducted and does not intend to conduct concept feasibility or market studies. There can be no assurance that the Company will be able to formulate a successful marketing strategy or that there will be a significant demand for Ecomat cleaners and laundromats. As of September 30, 1996, there were three Ecomat cleaners and laundromat Company owned stores in operation. Ecomat has, therefore, not achieved a significant level of consumer recognition or demand. See 'Business.'

5. RELIANCE ON THIRD PARTY SUPPLIERS AND MANUFACTURERS


     The Company has entered into a franchisor account agreement with Wascomat of America, Inc. ('Wascomat'), to provide laundromat and wet cleaning equipment at a favorable discount, to itself and its franchisees. Such agreement may be terminated by either party upon ninety (90) days notice. The Company cannot assure the continued operation of Wascomat or its financial status. In the event that Wascomat shall no longer supply the Company with equipment, there are other machine manufacturers who could supply the Company with said equipment. However, as in the case of Wascomat, it is not possible to predict the economic health of said companies. The Company also has verbal agreements with VeitGMBH and Highsteam Systems, Inc., to purchase specialized finishing equipment and with Seitz Chemicals GMBH to purchase special cleaning products and cannot likewise assure the continued fiscal viability of said companies. See 'Business--Suppliers and Manufacturers of Material.'


6. CLEANERS AND LAUNDROMAT INDUSTRIES AND COMPETITION


     The dry cleaning and coin-operated laundromat industries are highly competitive with respect to price, service, location and garment quality and are affected by changes in consumer tastes, as well as national, regional and local economic conditions and demographic trends. The Company and its franchisees compete with a broad range of cleaners and laundromats, including those that offer valet pick-up and delivery services. These competitors include international, national and regional chains, franchisees of other cleaners and laundromat chains, as well as stand-alone cleaners and laundromats. There is also a large number of small independent cleaners and laundromats that offer pick-up and delivery services. Many competitors have been in existence longer and have a more established market presence and substantially greater financial, marketing and other resources than the Company and its franchisees. Therefore, there can be no assurance that the Company will be able to compete successfully. See 'Business Competition.'



7. DECLINE IN FRANCHISED DRY CLEANERS AND OTHER DRY CLEANERS



     Although there have been franchised dry cleaners that have experienced an increase in their number of franchise units during the last decade, there are certain franchised dry cleaners that have experienced a decline in the number of its franchise units. Therefore, there can be no assurance that the Company will be able to increase the number of its franchise units. Although there has been an increase in the number of dry cleaning establishments in the last decade, some dry cleaning businesses have declined due to, among other things, increasing acceptance of casual clothes in the workplace. Therefore, there can be no assurance that the Company's operations will increase due to such change in acceptable workplace attire. See 'Business--Competition.'


8. ABILITY TO FIND SUITABLE CLEANERS AND LAUNDROMAT LOCATIONS


     The choice of site location for each Ecomat cleaner and laundromat is extremely important to the potential success of the particular store. The Company has adopted a cluster development approach to establishing a presence in a chosen location. The main plant, which is a full-service facility which includes a wet cleaning plant, a coin-operated laundromat and an entertainment area, can be located in a free standing one level unit. Up to three satellite locations are chosen within a specific territory and opened (under a Development Agreement) within two years to supply work to the main plant. Specific permitted use and zoning regulations will vary from municipality to municipality, making the process of site selection a highly complicated one. To the extent possible, the Company plans to retain enough characteristics to remain consistent with the prototype of the Ecomat facility. The Company and its franchisees will have to compete with numerous other businesses for suitable locations for its stores and there is no assurance that the Company will find an adequate number of suitable locations. See 'Business--Expansion of Ecomat System and New Store Locations.'


9. DEPENDENCE UPON KEY PERSONNEL

     The success of the Company is highly dependent upon the continued services of Diane Weiser, the Company's President and Chief Executive Officer. The loss of the services of Ms. Weiser would have a material adverse effect upon the business of the Company and its relationships with customers and franchisees. The

Company has entered into an employment agreement with Ms. Weiser. However, if the employment by the Company of Ms. Weiser terminates, or she is unable to perform her duties, the Company may be substantially affected. The Company intends on obtaining prior to the offering key man insurance on the life of Ms. Weiser in the amount of $1,000,000, to be payable to the Company. There can be no assurances that the Company will be able to replace Ms. Weiser in the event her services become unavailable or that the proceeds of such insurance would be adequate to compensate the Company for the loss of her services. See 'Management.'

10. GOVERNMENT REGULATION

     The Company is subject to various laws and regulations of the localities in which the facilities are located, which will affect its business. These laws and regulations include building, health, sanitation, water use, employment and safety regulations. New laws or regulations could have a significant financial impact on the operations of the Company's facilities. See 'Business--Governmental Regulation.'


11. LIABILITY IN CONNECTION WITH PROVIDING DELIVERY SERVICE


     A risk to the Company, as with other companies which offer delivery services, is the potential for claims resulting from traffic accidents involving its delivery personnel. There exists the possibility that a court could find the Company liable for substantial damages if one of its drivers or one of its franchisee's drivers is involved in an accident. The Company maintains standard insurance coverage on all of its vehicles and requires all of its franchisees to do the same.

12. COST OF FRANCHISING AND COST OF CONVERTING TO ECOMAT CONCEPT


     The Company has outlined in great depth in its Uniform Franchise Offering Circular (a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part) the start-up costs for Ecomat facilities. These costs (described below) are substantial and could represent a barrier to entry to many potential franchisees, which could materially adversely affect the operations and revenues of the Company. A full service facility can cost between $252,103 and $330,767; a cleaners between $154,045 and $188,132; a satellite between $50,111 and $90,775; a drop site between $11,250 and $26,750; a route franchise between $23,300 and $53,550; and a laundromat between $156,743 and $252,677.



     Part of the Company's plan of operation is to persuade existing dry cleaners and laundromats to convert to the Ecomat cleaners and laundromat franchise concept. However, as in the case of start-up costs, the cost of conversion is substantial and there is no assurance that the plan of converting existing dry cleaners and laundromats will be successful. The cost of conversion can range between $15,000 and $105,000 depending upon the equipment, store configuration and other factors. See 'Business--Start-Up Costs and Conversion

Franchises.'


13. LIMITATION ON DIRECTOR LIABILITY

     As permitted by Delaware law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of the Company's charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. See 'Description of Securities'.

14. ADDITIONAL AUTHORIZED SHARES OF COMMON AND PREFERRED STOCK AVAILABLE FOR ISSUANCE MAY ADVERSELY AFFECT THE MARKET


     The Company is authorized to issue 25,000,000 shares of its Common Stock, $.0001 par value. If all of the 1,200,000 Shares offered hereby are sold, there will be a total of 3,600,000 shares of Common Stock issued and outstanding. However, the total number of shares of Common Stock issued and outstanding does not include the exercise of up to 180,000 Shares included in the Underwriter's Over-Allotment Option to purchase 180,000 shares of Common Stock, the option granted to the Underwriter to purchase up to 120,000 Shares in connection with this Offering, and up to 4,000,000 shares authorized for issuance under the Company's stock option plans. After reserving a total of 300,000 shares of Common Stock for issuance upon the exercise of the Underwriter's Purchase Option and the Over-Allotment Option and up to 4,000,000 shares authorized for issuance under the

Company's stock option plans, the Company will have at least 17,100,000 shares of authorized but unissued Common Stock available for issuance without further shareholder approval. As a result, any issuance of additional shares of Common Stock may cause current shareholders of the Company to suffer significant dilution which may adversely affect the market. The Company has agreed with the Underwriter that it will not issue any of its capital stock for a period of 24 months from the Effective Date without the prior written consent of the Underwriter.

     In addition to the above-referenced shares of Common Stock which may be issued without shareholder approval, the Company has 1,000,000 shares of authorized preferred stock, the terms of which may be fixed by the Board of Directors. The Company presently has no issued and outstanding shares of preferred stock and while it has no present plans to issue any shares of preferred stock, the Board of Directors has the authority, without shareholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock could have an adverse effect on the holders of Common Stock. See 'Description of Securities.'

15. DEPENDENCE ON PROCEEDS OF THE OFFERING; POTENTIAL NEED FOR ADDITIONAL FINANCING


     The Company is dependent on the proceeds of this offering or other financing to continue in business and to implement its business plan. The Company believes that the funds to be raised in this offering, together with the projected revenues of the Company, will be sufficient to enable the Company to pursue both its present and its proposed business activities for the ensuing twelve (12) months. There can be no assurance that such funds will, in fact, be sufficient or that conditions and circumstances described herein may not result in subsequent cash requirements by the Company. In the event of such developments, attaining additional financing under such conditions may not be possible, or even if additional capital may be otherwise available, the terms on which such capital may be available may not be commercially feasible or advantageous. See 'Use of Proceeds.'

16. RISKS ATTENDANT TO EXPANSION

     The Company intends to utilize a significant portion of the net proceeds of this Offering to expand its business. In this regard, the Company intends to allocate a significant portion of the proceeds to market and advertise the Company's products, to expand its franchising program, to open new stores and for general administrative costs. Many of the risks of expansion may be unforeseeable or beyond the control of management. There can be no assurance that the Company will successfully implement its business plan in a timely or effective manner. See 'Use Of Proceeds' and 'Business.'

17. NO COMMON STOCK DIVIDENDS

     The Company has not paid any dividends on its Common Stock since its inception and does not anticipate paying dividends on its Common Stock in the foreseeable future. The future payment of dividends is directly dependent upon future earnings of the Company, its financial requirements and other factors to be determined by the Company's Board of Directors. For the foreseeable future, it is anticipated that any earnings which may be generated from the Company's operations will be used to finance the growth of the Company even if the Company's operations are profitable. See 'Dividend Policy.'

18. IMMEDIATE SUBSTANTIAL DILUTION


     Purchasers in this offering will incur an immediate and substantial dilution of $4.08 per Share (or 81.6%) in the net tangible book value of their shares (an increase of approximately $1.66 per Share to existing shareholders). Additional dilution may result by future financing arrangements or if the Underwriter exercises its Underwriter's Purchase Option. See 'Dilution.'


19. CONSIDERATION PAID BY PRESENT SHAREHOLDERS

     The present shareholders of the Company have acquired their equity interests (2,400,000 shares) in the Company at a cost of approximately $1,610,000 ($0.67 per share) substantially below the offering price. Accordingly, the public investors will bear most of the risk of loss. The Company's present shareholders have agreed not to sell, transfer or otherwise pledge their shares for a period of 24 months from the Effective Date unless it receives the prior written consent of the Underwriter. See 'Underwriting.'

20. CONTROL BY MANAGEMENT

     Upon completion of this offering, officers and directors and persons who may be deemed affiliates, as a group, will beneficially own and will have the right to vote 66.66% of the then issued and outstanding Common Stock of the Company (63.49% if the Over-Allotment Option is exercised in full), assuming no exercise of the Underwriter's Purchase Option. Inasmuch as the Company's Certificate of Incorporation does not provide for cumulative voting, such persons will be in a position to elect all of the directors and thereby control the Company. The purchasers of shares in this offering will have only a limited ability to elect any directors of the Company or to significantly affect corporate decision making on material events such as mergers or acquisitions. See 'Principal Shareholders' and 'Description of Securities.'

21. PROCEEDS TO BENEFIT PRINCIPAL SHAREHOLDER/DIRECTOR


     Upon the closing of the offering, the Company intends to repay a $1,000,000 loan to Palatin, AG, a Swiss corporation who is a principal shareholder and whose sole shareholder is a director of the Company (Astrid Hindemith). Thus, purchasers of Shares in this offering are advised that such principal shareholder and director personally benefits in the completion of this offering. See 'Use of Proceeds,' 'Management' and 'Principal Shareholders' and 'Certain Relationships and Related Transactions.'


22. ARBITRARY DETERMINATION OF OFFERING PRICE

     The offering price for the Shares has been determined by negotiations between the Company and the Underwriter and does not bear any relationship to the assets, book value, earnings or net worth of the Company or any other recognized criteria and should not be considered to be an indication of the actual value of the Company. See 'Underwriting' and 'Description of Securities.'

23. BROAD DISCRETION IN APPLICATION OF PROCEEDS

     Approximately $1,620,000, or 32.92%, of the estimated $4,920,000 of net proceeds will be applied to working capital and general corporate purposes. Accordingly, the Company will have broad discretion as to the application of such proceeds. See 'Use of Proceeds.'


24. DELINQUENT PAYROLL TAXES



     The Company was delinquent in the payment of its payroll taxes in 1995 and continues to be delinquent in 1996 ($149,000 was past due as of November 1,

1996). Delinquent payroll taxes include both amounts withheld from employees as well as employer's portion of payroll taxes. These liabilities place the federal government and various state and local agencies in the position of creditors. There can be no assurance that the government agencies will not use their authority to collect the amounts outstanding without regard to the position of other creditors or Company commitments. The effect of delinquent payroll taxes is to increase the net loss to the extent of accrued estimated penalties and interest ($25,000 for the 9 months ended September 30, 1996).



25. NO ASSURANCE OF PUBLIC MARKET; VOLATILITY OF PRICE


     Prior to this Offering, there has been no public trading market for the Common Stock. Although the Company's Common Stock has been approved for inclusion on the Nasdaq SmallCap Market, there can be no assurance that a regular trading market for the Common Stock will develop after this offering or that, if developed, it will be sustained. Therefore, purchasers of the Shares may be unable to resell the securities offered herein at or near their original offering price or at any price. Furthermore, it is unlikely that a lending institution will accept the Company's securities as pledged collateral for loans even if a regular trading market develops. The trading price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in the Company's operating results, announcements by the Company or others, developments affecting the Company, and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations in recent years. These fluctuations have had a substantial effect on the market price for many companies, often unrelated to the operating performance of such companies, and may adversely affect the market price of the Common Stock. See 'Underwriting.'


26. POTENTIAL EFFECT OF PENNY STOCK RULES ON LIQUIDITY OF SHARES


     If the Company's securities are not listed on Nasdaq or certain other national securities exchanges and the resale price thereof falls below $5.00, then resales of such securities will be subject to the requirements of the penny stock rules absent the availability of another exemption. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in 'penny stocks.' Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided by the exchange or system). The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a security that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this Offering may find it more difficult to sell their securities. If the Company's securities were subject to the existing or proposed regulations on penny stocks, the market liquidity for the Company's securities could be severely and adversely affected by limiting the ability of broker-dealers to sell the Company's securities and the ability of purchasers in this Offering to sell their securities in the secondary market.



27. NASDAQ LISTING REQUIREMENTS



     Under prevailing rules of the National Association of Securities Dealers, Inc ('NASD'), in order to qualify for initial quotation of securities on The Nasdaq SmallCap Market, a company, among other things, must have at least $4,000,000 in total assets, $2,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $3.00 per share. Although the Company may upon the completion of this Offering qualify for initial quotation of its securities on The Nasdaq SmallCap Market, for continued listing on The Nasdaq SmallCap Market, a company, among other things, must have $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the requirements for quotation on The Nasdaq SmallCap Market, trading, if any, in the securities offered hereby would be conducted in the over-the-counter market in what are commonly referred to as the 'pink sheets' or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby. The above described rules may materially adversely effect the liquidity of the market for the Company's securities.



28. UNDERWRITER'S OPTION


     Subject to the requirements of the SEC and NASD, the Company will grant to the Underwriter, as partial consideration for services rendered, options to purchase up to 120,000 Shares (the 'Underwriter's Purchase Option') at an exercise price of $6.00 per Share. The Underwriter's Purchase Option may not be sold, transferred, assigned or hypothecated for a period of one year from the date of this Prospectus, except to officers of the Underwriter and members of the selling group, as well as their officers and partners. An exercise of the Underwriter's Purchase Option, which may be effected at any time, either in whole or in part, beginning one year after the date of this Prospectus for a period of four years thereafter, may adversely affect the Company's ability to obtain equity capital, and, if the Common Stock issuable upon the exercise of the Underwriter's Purchase Option is sold in the public market, may adversely affect the market price of the Company's Common Stock. The Underwriter's Purchase Option and the Shares issuable upon exercise of such option have been included in the Registration Statement of which this Prospectus is a part. The Company has agreed to keep such Registration Statement current, which could result in substantial expense to the Company. This obligation is in addition to certain registration rights granted to the Underwriter. See 'Underwriting' and 'Dilution.'

29. CERTAIN ANTI-TAKEOVER PROVISIONS


     The ability of the Board of Directors to issue shares of preferred stock in one or more series and to determine the designation, voting and other rights, preferences, privileges and restrictions applicable to such shares, together with the heightened shareholder approval requirements associated with certain business combination transactions involving a Related Person (as defined) and applicable provisions of Delaware law may have the effect of discouraging a merger, tender offer, proxy contest or other transaction involving a change in control of the Company that has not received the prior approval of a majority of the Company's Board of Directors. See 'Description of Securities.'


30. UNDERWRITER AS MARKET MAKER



     A significant amount of Shares which are sold in this Offering may be sold to customers of the Underwriter. Such a scenario could adversely affect the market for and liquidity of the Company's Common Stock if additional broker-dealers do not make a market in the Company's Common Stock. Although it has no legal obligation to do so, the Underwriter may from time to time act as a market maker and otherwise effect transactions in the Company's Common Stock. The Company cannot ensure that other broker-dealers besides the Underwriter will make a market in the Company's Common Stock. In the event that other broker-dealers fail to make a market in the Company's Common Stock, the possibility exists that the market for the liquidity of the Company's Common Stock could be adversely affected, which in turn could affect shareholders' ability to trade the Company's Common Stock.


     Further, unless granted an exemption by the Securities and Exchange Commission to its Rule 10b-6, the Underwriter may be prohibited from engaging in any market making activities with regard to the Company's Common Stock for the period from two or nine business days prior to the exercise of the Underwriter's Purchase Option. As a result, the Underwriter may be unable to continue to provide a market for the Company's Common Stock during certain periods, which may adversely affect the price and liquidity of the Common Stock. See 'Underwriting.'


31. SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET



     All of the Company's currently outstanding shares of Common Stock are 'restricted securities' and, in the future, may be sold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding 'restricted securities' for a period of two years may sell only an amount every three months equal to the greater of
(a) one percent of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of 'restricted securities' which a person who is not an affiliate of the Company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for three years if there is adequate current public information available concerning the Company. Upon the sale of the Shares, the Company will have 3,600,000 shares of its Common Stock issued and outstanding (3,780,000 if the Over-Allotment Option is exercised in full), of which 2,400,000 shares are 'restricted securities.' Therefore, a holder of restricted securities who has held them for at least the two year period may sell under Rule 144. Non-affiliated persons who hold for the three-year period described above may sell unlimited shares once their holding period is met.

     Prospective investors should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the Company's Common Stock in any market which may develop and therefore, the ability of any investor to market his shares may be dependent directly upon the number of shares that are offered and sold. Affiliates of the Company may sell their shares during a favorable movement in the market price of the Company's Common Stock which may have a depressive effect on its price per share. All of the current shareholders of the Company have agreed with the Underwriter not to sell any of their shares of capital stock without the prior written consent of the Underwriter for a period of 24 months from the Effective Date. See 'Description of Securities.'

32. PERSONAL HOLDING COMPANY TAX


     Pursuant to the Internal Revenue Code, if (a) five or fewer individuals, directly or indirectly, own more than 50 percent of the outstanding stock of a corporation during the last half of the corporation's taxable year and (b) at least 60 percent of the corporation's adjusted ordinary gross income, in relevant part, is from dividends, interest, or royalties, the corporation will be a personal holding company. A personal holding company is subject to the personal holding company tax which is a penalty tax owed in addition to any other taxes. The personal holding company tax is imposed at the rate of 39.6 percent on a personal holding company's personal holding company income that is not distributed to shareholders. The current ownership of the Company would cause the Company to be a personal holding company if it satisfies the income test. The Company does not expect more than 60% of its income to be from interest or dividends and therefore does not expect to be a personal holding company. However, there can be no assurance that the Company will not be a personal holding company.



33. UNCERTAIN PROTECTION OF PATENT, TRADEMARK, COPYRIGHT AND PROPRIETARY RIGHTS; SERVICEMARK AND TRADEMARK PROTECTION


     Other than as set forth below, the Company currently does not have any patent, trademark or copyright applications pending. However, the Company may file patent, trademarks and copyright applications relating to certain of the Company's processes and products. If patents, trademarks or copyrights were to issue, there can be no assurance as to the extent of the protection that will be granted to the Company as a result of having such patents, trademarks or copyrights or that the Company will be able to afford the expenses of any complex litigation which may be necessary to enforce their proprietary rights. Failure of the Company's proposed patents, trademark and copyright applications may have a material adverse impact on the Company's business since the Company may not otherwise be able to protect the proprietary or trade secret aspects of its business and operations, thereby diluting the Company's ability to compete in the marketplace. Except as may be required by the filing of patent, trademark and copyright applications, the Company will attempt to keep all other proprietary information secret and to take such actions as may be necessary to insure the results of its development activities are not disclosed and are protected under the common law concerning trade secrets. Such steps will include the execution of nondisclosure agreements by key Company personnel and may also include the imposition of restrictive agreements on purchasers of the Company's products and services, including franchisees. There is no assurance that the execution of such agreements will be effective to protect the Company, that the Company will be able to enforce the provisions of such nondisclosure agreements or that technology and other information acquired by the Company pursuant to its development activities will be deemed to constitute trade secrets by any court of competent jurisdiction.


     The Company applied for registration of its Ecoclean Servicemark (U.S. Servicemark Application No. 74/515,635) and has received a notice of allowance from the U.S. Patent and Trademark Office and has filed a statement of use for this servicemark. In addition, the Company has applied for registration of its Ecomat Servicemark (U.S. Servicemark Application No. 74/515,480) and has received a notice of allowance as well. In addition, the Company has applied for registration of its Ecomat and Design Trademark (U.S. Trademark Application No. 74/656, 937). This trademark was published in August 1996 and the Company has filed a statement of use for this trademark. The Cleaner Choice Trademark (U.S. Trademark Application No. 74/659,966) was published in July 1996. The Company has filed a statement of use for this trademark. No assurance can be given that the Company will be granted such trademark protection. The Company has also applied for its Ecomat trademark with the Office for Harmonization in the Internal Market (European Community Trademark Office) (Application No. 164,772). In the event such protection is granted, no assurance can be given that the Company would be able successfully to defend its servicemarks and trademarks if forced to litigate its enforceability. The Company believes that its servicemarks and trademarks constitute a valuable marketing factor. If the Company were to lose the use of such servicemarks and trademarks, its business could be affected. See 'Business--Intellectual Property.'

                                USE OF PROCEEDS

     The estimated net proceeds from the sale of the Shares offered hereby, after deducting the Underwriting discount of $600,000 and other expenses of the Offering, estimated at $480,000 will be approximately $4,920,000 ($5,703,000 if the Over-Allotment Option is exercised in full). The Company expects to use such net proceeds as follows:


                                                                              AMOUNT OF      PERCENTAGE
                                                                               PROCEEDS      OF PROCEEDS
                                                                              ----------    -------------
Debt Retirement(1).........................................................   $1,300,000          26.42%
Research and Development(2)................................................      300,000           6.10
Establishment of Company Facilities(3).....................................    1,000,000          20.33
Marketing(4)...............................................................      700,000          14.23
Working Capital(5).........................................................    1,620,000          32.92
                                                                              ----------    -------------
     Total.................................................................   $4,920,000         100.00%
                                                                              ----------    -------------
                                                                              ----------    -------------


------------------

(1) Represents partial payment of a promissory note (in the principal amount of $1,268,000), in favor of Palatin, AG, bearing interest at 7% per annum which is payable as follows: (a) $1,000,000 is payable on the earlier of (unless earlier accelerated due to an event of default) (i) September 25, 2001 or
    (ii) the closing of the Company's initial public offering and (b) the balance of such indebtedness is due and payable on the earlier of (unless earlier accelerated due to an event of default) (i) September 25, 2001 or
    (ii) two (2) years after the Effective Date. The Company used the proceeds of the note for working capital purposes. See 'Management's Documentation and Analysis of Financial Condition and Results of Operations.' Palatin, AG, a Swiss corporation, is a principal shareholder of the Company, wholly owned by Astrid Hindemith, a director of the Company. See 'Management,' 'Principal Shareholders' and 'Certain Relationships and Related Transactions.' Also consists of $290,000 which was borrowed by the Company for operations from Jan Wernick. $140,000 of such amount was borrowed at an interest rate of 12% per annum with the remaining $150,000 interest free. Mrs. Wernick is not affiliated with the Company. Mrs. Wernick's husband, Judah Wernick, is affiliated with the Underwriter as manager of its New York office. This amount includes approximately $10,000 in accrued interest on the note. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


(2) This amount represents funds to be used for the further development of the

    Company's water recycling system and other energy efficient systems development such as cogeneration, passive heat exchange, solar energy for heating hot water, and smart card research and technology. See 'Business--Research and Development.'

(3) This amount represents costs involved in opening one (1) cluster development consisting of a total of not less than four (4) stores (one (1) full service facility and three (3) satellite locations) and a combination of twenty two
    (22) satellite, route franchises and/or drop sites (for the Company's Manhattan and Mamaroneck facilities). See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business--The Strategic Plan of Operations.'

(4) The Company intends to expand its marketing efforts by advertising in all medias, participating in national and international franchise shows, and public relations. The Company has already embarked on an advertising campaign to establish brand recognition for Ecomat and its franchises nationwide. This includes advertising on cable television, radio and news print. See 'Risk Factors--New Concept; Uncertainty of Market Acceptance' and 'Business--Marketing and Public Relations.'


(5) It is anticipated that such funds will be utilized approximately, as follows: (a) hiring of new employees (director of operations, director of franchise support, field support, bookeeper, etc.)--20%, (b) payroll, current and delinquent payroll taxes and rent--15% and (c) general operating expenses--65%.


     The Company believes that the proceeds of this Offering, together with cash flow generated from operations, will be sufficient to meet anticipated working capital needs of the Company for 12 months. If the Company's plans change or its assumptions or estimates prove to be inaccurate, the Company may require additional funds to achieve anticipated increased sales or, if such funds are unavailable, the Company will have to reduce its operations to a level consistent with its available funding.

     The allocation of the proceeds of this Offering set forth above represent the Company's best estimate based on its present plans. If any of these plans change, the Company's Board of Directors, in its discretion, may find it necessary or advisable and in the best interest of the Company to reallocate some of the proceeds within the above described categories or to other purposes. Proceeds received on the exercise of the Underwriter's Purchase Option and the Over-Allotment Option will be contributed to working capital of the Company.


     Proceeds not immediately required for the purposes described above will be invested by the Company in the United States principally in the United States government securities, short-term certificates of deposit, money market funds, or other short-term interest bearing investments.

                                    DILUTION



     The difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value per share after this offering constitutes the dilution to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock. At September 30, 1996, the net tangible book value [deficit] of the Company was $(1,780,000) or $(.74) per share.



     After the sale of 1,200,000 Shares (less underwriting discounts and commissions and estimated expenses of this Offering) the pro forma net tangible book value of the Company at September 30, 1996 would have been $3,325,000 or $.92 per share, representing an immediate increase in net tangible book value of $1.66 per share to the existing shareholders and an immediate dilution of $4.08 per share (or 81.6%) to new investors.


     The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:


Public offering price per share(1)....................................................             $5.00
  Net tangible book value deficit per share before Offering...........................     (.74)
Increase per share attributable to new investors......................................     1.66
As adjusted net tangible book value after Offering(1).................................               .92
Dilution to new investors.............................................................              4.08


------------------
(1) Does not include funds which may be received upon exercise of the Underwriter's Purchase Option.


     If the Over-Allotment Option is exercised in full, the dilution to purchasers of the Shares would be $3.91 per share.



     The following table sets forth, at September 30, 1996, with respect to the Company's existing shareholders and new investors, a comparison of the number of shares of Common Stock acquired from the Company, the percentage of total consideration paid and the average price per share of Common Stock, based upon an initial public offering price of $5.00 per share.




                                                             SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                                           --------------------    ---------------------      PRICE
                                                            NUMBER      PERCENT      AMOUNT      PERCENT    PER SHARE
                                                           ---------    -------    ----------    -------    ----------
Existing shareholders...................................   2,400,000     66.67     $1,610,000        21       $  .67
New investors...........................................   1,200,000     33.33      6,000,000        79       $ 5.00
                                                           ---------    -------    ----------    -------
Total...................................................   3,600,000      100%     $7,610,000       100%
                                                           ---------    -------    ----------    -------
                                                           ---------    -------    ----------    -------

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of September 30, 1996 as adjusted to give effect to the issuance and sale of the Common Stock offered hereby:



                                                                                                  AS OF
                                                                                            SEPTEMBER 30, 1996
                                                                                       ----------------------------
                                                                                                           AS
                                                                                         ACTUAL        ADJUSTED(1)
                                                                                       -----------    -------------
Long-Term Debt--notes payable.......................................................   $ 1,614,000     $   340,000
                                                                                       -----------    -------------
                                                                                       -----------    -------------
Stockholders' Equity (deficit):
  Preferred stock, $.0001 par value. Authorized 1,000,000 shares; none issued and
     outstanding....................................................................            --              --
  Common Stock, $.0001 par value. Authorized 25,000,000 shares; issued and
     out-standing 2,400,000: issued and outstanding as adjusted: 3,600,000(2).......            --              --
Additional paid in capital..........................................................     1,610,000       6,530,000
Accumulated deficit.................................................................    (3,205,000)     (3,205,000)
                                                                                       -----------    -------------
     Total stockholders' equity (deficit)...........................................   $(1,595,000)    $ 3,325,000
                                                                                       -----------    -------------
                                                                                       -----------    -------------


------------------
(1) Gives effect to the receipt of the net proceeds of the offering and payment of notes payable. See 'Use of Proceeds.'

(2) Excludes up to 300,000 shares of authorized but unissued Common Stock reserved for issuance pursuant to the Underwriter's Purchase Option as well as the Common Stock included in the Over-Allotment Option. See 'Description of Securities' and 'Underwriting.'

                                DIVIDEND POLICY

     The Company has never paid any dividends on its Common Stock. The Board of Directors does not anticipate paying any dividends in the foreseeable future. The payment of any future dividends will depend on such factors as earning levels, anticipated capital requirements, the operating and financial condition of the Company and other factors deemed relevant by the Board of Directors.

                            SELECTED FINANCIAL DATA


     The selected consolidated financial data presented below for the years ended December 31, 1994 and 1995 and as of December 31, 1994 and 1995 have been derived from the audited consolidated financial statments of the Company. The statement of operations data for the nine months ended September 30, 1995 and 1996 and the balance sheet data for September 30, 1996 have been derived from the unaudited consolidated financial statements of the Company and, in the opinion of management, include all adjustments (consisting of normal and recurring adjustments) which are necessary to present fairly the results of operations and financial position of the Company for the periods and dates presented. The selected consolidated financial and operating data for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year. The information set forth below is qualified in its entirety by, and should be read in conjunction with, 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Company's Consolidated Financial Statements, the Notes thereto, and the other financial and statistical information included elsewhere in this Prospectus.



STATEMENTS OF OPERATIONS DATA:


                                                                                                                    NINE
                                                                                                                   MONTHS
                                                                                                                   ENDED
                                                                                                                 SEPTEMBER
                                                                        YEAR ENDED DECEMBER 31,                      30
                                                           --------------------------------------------------    ----------
                                                                    1994                       1995                 1995
                                                           -----------------------    -----------------------    ----------
Revenues................................................         $   147,000                $         196,000    $  135,000
Costs and expenses......................................             976,000                        1,284,000       947,000
                                                           -----------------------    -----------------------    ----------
  Operating loss........................................            (829,000)                      (1,088,000)     (812,000)
Other income (expense), net.............................              (6,000)                         (25,000)       (4,000)
                                                           -----------------------    -----------------------    ----------
  Loss before income taxes..............................            (835,000)                      (1,113,000)     (816,000)
Provision for income taxes..............................               4,000                            6,000         3,000
                                                           -----------------------    -----------------------    ----------
     NET LOSS...........................................         $  (839,000)               $      (1,119,000)   $ (819,000)
                                                           -----------------------    -----------------------    ----------
                                                           -----------------------    -----------------------    ----------
Net loss per share......................................         $      (.35)               $          ) (.47    $     (.34)
                                                           -----------------------    -----------------------    ----------
Weighted average shares outstanding.....................           2,400,000                        2,400,000     2,400,000
                                                           -----------------------    -----------------------    ----------

                                                           -----------------------    -----------------------    ----------
Supplemental pro forma loss per share(2)................                                    $            (.44)   $     (.33)
Supplemental pro forma shares outstanding(2)............                                            2,480,897     2,446,112


                                                             1996
                                                          ----------
Revenues................................................  $  327,000
Costs and expenses......................................   1,233,000
                                                          ----------
  Operating loss........................................    (906,000)
Other income (expense), net.............................     (63,000)
                                                          ----------
  Loss before income taxes..............................    (969,000)
Provision for income taxes..............................       4,000
                                                          ----------
     NET LOSS...........................................  $ (973,000)
                                                          ----------
                                                          ----------
Net loss per share......................................  $     (.44)
                                                          ----------
Weighted average shares outstanding.....................   2,400,000
                                                          ----------
                                                          ----------
Supplemental pro forma loss per share(2)................  $     (.35)
Supplemental pro forma shares outstanding(2)............   2,617,909



BALANCE SHEET DATA:



                                                                  DECEMBER 31,              SEPTEMBER 30, 1996
                                                             ----------------------    ----------------------------
                                                               1994         1995         ACTUAL      AS ADJUSTED(1)
                                                             --------    ----------    ----------    --------------
Working capital (deficiency)..............................   $(14,000)   $ (163,000)   $( 344,000)      3,302,000
Total assets..............................................    279,000       823,000     1,181,000       4,642,000
Total liabilities.........................................    102,000     1,445,000     2,777,000       1,503,000
Stockholders' equity (deficiency).........................    177,000      (622,000)   (1,595,000)      3,325,000


------------------

(1) As adjusted to give effect to this Offering, assuming a public offering price of $5.00 per Share with net proceeds of $4,920,000. Also reflects payment of notes payable in the approximate amount of $1,274,000 from the Offering proceeds. See 'Use of Proceeds.'



(2) The supplemental pro forma loss per share is based upon (i) 2,400,000 shares of common stock outstanding during the period and (ii) the number of shares (80,897, 46,112 and 217,909 for the year ended December 31, 1995 and the nine months ended September 30, 1995 and 1996) whose proceeds would be necessary to repay certain debt of the Company (Note E). The supplemental pro forma loss per share was $.41, $.31 and $.34 for the year ended December 31, 1995 and the nine months ended September 30, 1995 and 1996.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL


     Ecomat, Inc., is a Delaware corporation ('Ecomat' or the 'Company') that has been formed to develop the Ecomat concept nationally and internationally which, management believes, provides the first environmentally sound solution to current dry cleaning methods in the United States. Ecomat currently has three Company owned facilities in New York City, Mamaroneck, NY and Scarsdale, NY.



     There are currently five signed franchise agreements for five cluster franchises, one in New Jersey, Long Island, NY, Brooklyn, NY, Austin, TX and Westchester County, NY. In addition, there is one Ecomat self service laundromat and drop-off facility franchise in Manhattan, NY. In addition, the Company has signed a master franchise agreement for various parts of Europe and a letter of intent for a master franchise agreement for India. See 'Certain Relationships and Related Transactions.'



     The anticipated use of proceeds include partial payment ($1,000,000) of a promissory note in favor of Palatin AG as well as other debt in the amount of $290,000 and interest of approximately $10,000 associated with such debt. See 'Use of Proceeds' and 'Certain Relationships and Related Transactions.' The Company anticipates expending a total of $300,000 on the following items: (i) the further development of the Company's water recycling system, (ii) other proprietary hardware and software (including smart card technology), and (iii) energy-conserving systems development such as cogeneration, passive heat exchange and solar energy for heating hot water. See 'Business--Research and Development.' The opening of twenty six (26) new company stores (which include at least one (1) main facility, three (3) satellite sites and a combination of twenty-two (22) route franchises, satellite and/or drop sites) is projected at a cost of $1,000,000. Marketing and public relations efforts will be expanded and contracts with public relations and advertising firms will be entered into. The Company believes that the offering proceeds together with cash flow generated from operations will be sufficient to meet anticipated working capital needs of the Company for twelve months. See 'Use of Proceeds.'


RESULTS OF OPERATIONS


FISCAL YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994



     Revenues. The Company had revenues for the year ended December 31, 1995 consisting of income from the Company owned stores totaling approximately

$196,000 and approximately $147,000 for the year ended December 31, 1994. Revenues generated to date have not been sufficient to cover facilities costs of producing such revenues. The amount of revenues required to cover fixed facilities costs varies by location. The amount is dependent on market factors such as rental, payroll, utilities and similar operating costs. For the Company's current facilities, management believes that the amount of revenues required to cover the fixed facilities costs at the Mamaroneck store and 8th Street store are approximately $175,000 and $250,000, respectively. Management anticipates operations for Mamaroneck to reach break-even by December 31, 1996 and that 8th Street is currently breaking even. However there can be no assurance that these expectations can be met or that current conditions will not deteriorate.



     The increase of approximately $49,000 or 33% principally was due to increased volume associated with the ongoing business of the Company owned facilities and to a lesser extent revenue generated from the Mamaroneck store opened in October 1995. The revenue generated in 1995 from the Mamaroneck store totaled approximately $20,000. At December 31, 1995 the Company has recorded approximately $76,000 of deferred franchise revenue relating to two cluster franchises sold by the Company in 1995. However, the stores have not yet opened and accordingly no revenue has been recognized.


     Facilities Operating Costs. Cost of cleaning/laundry facilities increased from $206,000 in 1994 to $337,000 in 1995 or 64%. This increase is primarily due to new costs from operating the Mamaroneck facility including supplies, rent, utilities and payroll costs amounting to $85,000. In addition, laundry costs for the 8th St. facility increased by $68,000 which was principally due to increased payroll costs of $63,000. Payroll costs for this store increased due to an increase in the number of personnel and the fact that the manager of 8th Street devoted his full time to 8th Street beginning in 1995, whereas the manager previously had other responsibilities (in the area of franchise sales) prior to 1995.

     Advertising and Promotion--Franchise Sales. Advertising and promotion expenses increased from $52,000 to $101,000 or 94% from 1994 to 1995 due to the Company embarking on a franchise sales campaign in 1995. In order to further the sales process, the Company developed, at a cost of approximately $50,000, a CD-ROM which is used for trade shows, one-on-one presentations and for marketing analysis in each franchise store.



     General and Administrative Expenses. The Company's general and administrative expenses increased from $575,000 to $858,000 or 49% from December 31, 1994 to December 31, 1995. Rent expense (other than rent relating to cleaning/laundry facilities described above) increased from approximately $11,000 to $107,000 from 1994 to 1995. This increase can be attributed to the Company's corporate relocation to Mamaroneck, NY. The Company accounts for rent expense on a straight line basis over the respective terms of the Company's leases. The excess of the rent expense over the required lease payment is reflected as deferred rent payable on the Company's balance sheet at December 31, 1995 and 1994. Compensation expense increased from $162,000 to $261,000 or 61% from 1994 to 1995 principally due to the following reasons: (i) addition of new franchise sales personnel amounting to approximately $30,000 and (ii) new staff assisting in the development of the Company's proprietary software, hardware and water recycling system amounting to $69,000. Compensation expense is expected to increase by approximately $143,000 due to increases under employment agreements and the hiring of the Company's Vice President of Franchise Sales and Marketing. See 'Management.' Loss on the disposition of assets decreased from approximately $140,000 to $3,000 due to the closing of a Company owned store during 1994. As a result of the store closing, the Company abandoned certain cleaning equipment and leasehold improvements relating to the renovation of the property. The leasehold improvements included plumbing, electrical, utility upgrades and improvements which had a net book value of $89,000. The cleaning equipment that was abandoned at the property had a net book value of approximately $51,000.



     Interest Expense. Interest expense increased from approximately $6,000 to $30,000 principally due to a new promissory note payable in 1995.



     During 1995, the Company purchased approximately $579,000 of fixed assets which principally consisted of additions of cleaning/laundry equipment and leasehold improvements at the Company's Mamaroneck, NY store. New equipment consisting of washing machines, cleaning and pressing equipment and other related equipment amounted to approximately $216,000. Leasehold improvements consisting of construction costs including plumbing, electrical and utility upgrades amounted to approximately $290,000. Furniture and fixtures and new computer equipment amounted to approximately $55,000 and $18,000, respectively.



     Net Loss. The net loss of the Company was $1,119,000 ($0.47 per share) for the year ended December 31, 1995 and $839,000 ($0.35 per share) for the year ended December 31, 1994. The Company expects to incur continuing losses until it is able to generate revenue from franchise sales and/or substantial revenues from the Company owned stores.



NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995



     Revenues. The Company had revenues from cleaning and laundry services for the nine months ended September 30, 1996 consisting of income from the Company owned stores totaling approximately $327,000 and approximately $135,000 for the nine months ended September 30, 1995. Revenues generated to date have not been sufficient to cover facilities costs of producing such revenues. The amount of revenues required to cover fixed facilities costs varies by location. The amount is dependent on market factors such as rental, payroll, utilities and similar operating costs. For the Company's current facilities, management believes that the amount of annual revenues required to cover the fixed facilities costs at the Mamaroneck store and 8th Street store are approximately $300,000 and $270,000, respectively. Management anticipates operations for Mamaroneck to reach break even by December 31, 1996 and that the 8th Street facility is currently breaking even. However, there can be no assurance that these expectations can be met or that current conditions will not deteriorate.



     The increase of approximately $192,000 or 143% principally was due to increased revenue generated from the Mamaroneck store opened in October 1995. The revenue generated in 1996 from the Mamaroneck store totaled approximately $123,000. Revenues generated from the 8th Street facility totalled approximately $204,000 for the nine months ended September 30, 1996, an increase of $69,000 or 51% from the nine months ended September 30, 1995. This increase was due to increased volume at this facility. At September 30, 1996 the Company has recorded approximately $367,000 of deferred franchise revenue relating to several franchises

(including a master franchise) sold by the Company. However, the stores have not yet opened and accordingly no revenue has been recognized.



     Facilities Operating Costs. Cost of cleaning/laundry facilities increased from $265,000 for the nine months ended September 30, 1995 to $418,000 or 58% for the nine months ended September 30, 1996. This increase is due to new costs from operating the Mamaroneck facility including supplies, rent, utilities and payroll costs amounting to $163,000. Facility operating costs for the 8th St. facility were similar for the nine months ended September 30, 1995 compared to the nine months ended September 30, 1996.



     Advertising and Promotion--Franchise Sales. Advertising and promotion expenses decreased $46,000 from $77,000 to $31,000 for the nine months ended September 30, 1995 to September 30, 1996 due to the Company embarking on a franchise sales campaign in 1995.



     General and Administrative Expenses. The Company's general and administrative expenses increased from $560,000 to $694,000 or 24% for the nine months ended September 30, 1995 compared to the nine months ended September 30, 1996. Rent expense (other than rent relating to cleaning/laundry facilities described above) increased approximately $4,000 due to the Company's corporate relocation to Mamaroneck, NY. The Company accounts for rent expense on a straight-line basis over the respective terms of the Company's leases. The excess of the rent expense over the required lease payment is reflected as other long-term liabilities on the Company's balance sheet at September 30, 1996 and 1995. Compensation expense increased from $184,000 to $310,000 or 68% for the nine months ended September 30, 1995 to the nine months ended September 30, 1996 principally due to the following reasons: increases under certain employment agreements and the hiring of the Company's Vice President of Franchise Sales totalling approximately $107,000.



     Interest expense. Interest expense increased approximately $51,000 due to various promissory notes payable issued in the latter part of 1995. (See Liquidity and Capital Resources).



     Net Loss. The net loss of the Company was $973,000 ($0.41 per share) for the nine months ended September 30, 1996 and $819,000 ($0.34 per share) for the nine months ended September 30, 1995. The Company expects to incur continuing losses until it is able to generate significant revenues from franchise sales and/or substantial revenues from the Company-owned stores.


LIQUIDITY AND CAPITAL RESOURCES

     As a result of the Company's current financial condition, the Company's independent certified public accountants have modified their report on the Company's consolidated financial statement for the period ended December 31, 1995. The Company's independent certified public accountants report on the consolidated financial statements includes an explanatory paragraph stating that the net losses, accumulated deficit and negative working capital raise substantial doubt about the Company's ability to continue as a going concern.


     During the nine months ended September 30, 1996 and 1995 the Company used approximately $321,000 and $516,000 of cash in operations. The Company used approximately $743,000 and $571,000 of cash in operations during the year ended 1995 and 1994, respectively. The Company also used approximately $579,000 and $67,000 of cash to purchase equipment and other fixed assets for the Company-owned stores during the year ended 1995 and 1994, respectively. Those amounts represented three stores that were constructed, one of which was closed by the Company because of variance problems with the building in New York City. The owner of this New York City building in which the Ecomat facility was located, never obtained and refused to obtain, the proper certificate of occupancy for commercial use. The Company decided that the costs and efforts to obtain proper approvals were greater then the expected benefits of remaining at that location. As a result of the store closing, the Company abandoned certain cleaning equipment and leasehold improvements relating to the renovation of the property. The leasehold improvements included plumbing, electrical, utility upgrades and improvements which had a net book value of $89,000. The cleaning equipment that was abandoned at the property had a net book value of approximately $51,000. The Company has no material commitments for capital expenditures. If the Offering is achieved, the Company intends to use the proceeds to establish one (1) cluster development which consists of one (1) main facility ($330,767) and three (3) satellite sites ($150,333) for a total expenditure of $481,100 with the balance of the proceeds to be used to open a combination of twenty-two (22) drop sites, satellites and route franchises. A drop site can be as low as $11,250, a route franchise $25,800 and a satellite $50,111. The following combination is contemplated:


Two (2) satellites......................................................   $100,222
Four (4) route franchises...............................................   $103,200
Sixteen (16) drop sites.................................................   $180,000
                                                                           --------
     Total..............................................................   $383,422
                                                                           --------
                                                                           --------


The balance will be allocated to either two (2) additional satellite units, four
(4) additional route franchises, or ten (10) additional drop sites after completion of the initial twenty two (22) units.



     To date, the Company has financed its operations primarily through its founders who, contributing approximately $1,610,000 in equity and $1,268,000 ($1,185,000 as of September 30, 1996) in a note payable, have represented a stable and reliable source of funds for the Company through its early development stage. The $1,268,000 note is payable to a foreign corporation wholly owned by a stockholder/director of the Company. The note bears interest at 7% and is payable as follows: (a) $1,000,000 is payable on the earlier of (unless earlier accelerated due to an event of default) (i) September 25, 2001 or (ii) the closing of the Company's initial public offering of securities and
(b) the balance of such indebtedness is due and payable on the earlier of (unless earlier accelerated due to an event of default) (i) September 25, 2001 or (ii) two (2) years from the Effective Date. If the Offering is completed prior to December 31, 1996, the holder shall have the right to convert, at maturity, the balance of the indebtedness owed to it into shares of Common Stock at a purchase price equal to the book value of the Company's Common Stock on the date of the most recent fiscal quarter ended prior to conversion. See 'Use of Proceeds' and 'Certain Transactions.' (see Note E to the Financial Statements). The proceeds from the note payable were principally used to fund the Company's purchases of fixed assets of $579,000 during the year and the remaining amounts were used for operating expenses. The Company also borrowed $290,000 evidenced by notes payable to Jan Wernick (the wife of Judah Wernick, the manager of the Underwriter's New York office). $140,000 of the principal amount of such notes bear interest at 12% and are payable on the earliest of (i) the closing of the proposed initial public offering; or (ii) the closing of a debt or equity financing of $3 million or more. The remaining $150,000 is due and payable on the same terms and is interest free. See 'Use of Proceeds.'



     The Company believes that the minimum proceeds of the offering, will be sufficient to meet anticipated working capital needs of the Company for at least the next 12 months. Management's plans for generating sufficient cash to support its operations for the next 12 months includes:


     o cash from sales of initial franchises;

     o cash from royalties upon the opening of franchised stores;

     o proceeds from its intended initial public offering; and

     o debt or equity funding from its principal shareholders should cash from the above sources be insufficient.


     The Company believes the minimum amount necessary to support its operations for the next 12 months is approximately $325,000. Management determined this amount based on its assessment of the current operations of its company owned facilities (which are either currently already at a break even stage or anticipated to break even during the year ended December 31, 1996), cash of $423,000 expected to be generated from initial franchise fees, $30,000 from franchise royalties and the anticipated amount of general and administrative expenses. Management estimated the $423,000 based on franchise agreements signed to date and the Company's expanding marketing and sales programs through which it anticipates selling approximately 11 cluster franchises (the standard fee is $36,500) during the next 12 months and, to a lesser extent several single or conversion franchises. Until the concept of wet cleaning is more widely accepted, and the outcome of proposed state regulations becomes known, the Company anticipates selling cluster franchises rather than conversions. See 'Business--Plan of Expansion.'


     If the Company's plans change or its assumptions or estimates prove to be inaccurate, the Company may require additional funds to achieve anticipated increased sales or, if such funds are unavailable, the Company will have to reduce its operations to a level consistent with its available funding. In the event the Company requires additional working capital it will seek additional funding from one or several of its principal shareholders. In addition, the Company would pursue alternative private placement of equity securities. There can be no assurance that the Company will be successful in completing such offerings.

                                    BUSINESS

GENERAL

     Ecomat, Inc. (the 'Company' or 'Ecomat') is a Delaware corporation that has been formed to develop the Ecomat concept nationally and internationally which, management believes, provides the first environmentally sound solution to current dry cleaning methods in the United States. Ecomat has three subsidiaries:


          1. 8th Street Laundromat, Inc. ('8th Street'), a company owned store at 140 West 72 St. New York City;



          2. Ecoclean Systems International, Ltd. ('Ecoclean Systems'), a company owned store at 147 Palmer Avenue, Mamaroneck, New York; and


          3. Ecofranchising, Inc. ('Ecofranchising'), the franchisor of the Ecomat concept.


     8th Street is a full-service Ecomat cleaners and laundromat which opened on October 24, 1993. The facility has served as the base for the Company's research and development program since 1993. New methods of wet cleaning, water recycling, and automated machine monitoring have been advanced by the Company at this location. See 'Business--Research and Development.'


     Ecoclean Systems is a full-service Ecomat cleaners and laundromat which opened on October 14, 1995. The facility is the flagship store of the Company and the prototype for all Ecomat full-service franchises. A fully operational water recycling plant is in place as well as all proprietary hardware and software created by the Company for its own and its franchisees' use.


     Ecofranchising is the franchisor of the Ecomat concept. The Company began offering franchises in October of 1994. See 'Business--Franchise Agreements.'



INDUSTRY OVERVIEW


THE COMMERCIAL LAUNDRY INDUSTRY


     In the first half of this century, a thriving commercial laundry industry conveniently picked up, processed and delivered tons of laundry to millions of households. It flourished because home-based laundering was a tedious chore that involved boiling, scrubbing on a board, draining, refilling, and rinsing, hanging on the line, ironing, etc. With the advent of the home washer and dryer and the coin-operated laundromat in the early 1950s and the creation of wash-n-wear fabric in the 1960s, consumer demand for commercial laundering declined. There are now over 30,000 coin-operated laundromats in the United States. The newest trend of the 1980s and 1990s has been the increase in the wash and fold valet service offered by many laundromats that can account for as high as forty percent (40%) of a laundromat's revenue depending upon location.


     Most of these laundromats, however, do not offer pick-up and delivery services. Measured in today's dollars, the coin-operated laundromat industry is approximately a $2.4 billion dollar industry. Management believes that the high cost of water in many municipalities and the exorbitant impact of 'hook-up' fees that are charged to new laundromats based on the number of washers installed are barriers to entry in the commercial laundry industry.


THE DRY CLEANING INDUSTRY



     The dry cleaning industry is a remnant of the old commercial laundry industry. Dry-cleaning evolved to process the dressier types of garments that were either too difficult or too time consuming for people to wash or press themselves. It is a very fragmented industry with over 35,000 outlets of which 95% are individually owned and operated and 98% consist of less than four (4) stores. Hence, it is very much still a Mom and Pop industry. It is characterized by a high fixed cost structure (including labor; over 75% of the costs are fixed) and high labor content (including management labor; approximately 45%). Management believes that these two factors have induced dry-cleaners to compete based on price in order to increase volume while trying to minimize labor costs. This has led to high labor turnover rates, a lack of differentiation in the industry and a high level of consumer dissatisfaction.

     The most detrimental factor that adversely affects the dry cleaning industry at present is its reliance on the cleaning solvent, perchloroethylene, known as 'perc' for short. Perc has a variety of toxic effects, which have been documented primarily in studies of dry cleaning workers and others exposed to perc on the job. Excessive exposure to perc can cause damage to the central nervous system, liver, kidneys, and the reproductive system. The International Agency for Research on Cancer recently reclassified perc as a 'probable human carcinogen' from a 'possible human carcinogen.' In New York State alone, the Department of Health has stated that about 170,000 state residents are exposed to high perc concentrations because they live in apartments near a dry cleaner or work in a building with a dry cleaner. In addition, the perc cleaning process produces contaminated wastewater that must be disposed of somewhere. Evidence strongly suggests that some dry-cleaners are dumping this water into municipal sewers causing Superfund issues for owners of commercial real estate and neighboring tenants who feel the impact of contaminated sites.




     Dry-cleaning is far from a 'dry' process. A traditional perc cleaner sorts clothes by color and places them by 35 or 50 pound loads in a perc machine. There are many types of perc machines; to a lay person they look like large front-load washing machines. Instead of water, the clothes are soaked in perc, which is an industrial degreaser, and go through a 'wash' process. The oldest system then requires that a person reach into the perc machine, pull out the clothes soaked with perc and place them in an extractor which then recaptures some of the perc to be used again and again. The clothes are then dried in a special drier which is vented to the outside air. The perc is therefore directly released into the atmosphere. Newer machines known as 'fourth generation' machines do not have this 'transfer process.' They are called 'dry-to-dry' perc machines. The dry-cleaning industry, spurred by strong environmental regulations in Europe, has begun to address the issue of perc exposure to workers and consumers alike.



     However, in October of 1995, the Consumers Union of United States, Inc. released a study which determined that even with modern, unvented, dry-to-dry perc machines, serious perc pollution in the apartments above dry-cleaners still poses a clear danger to the health of the apartment dwellers. The study states that the approach currently being pursued by New York State, requiring all dry cleaners to install more modern dry cleaning equipment will improve the situation from the older equipment, but will not guarantee acceptably low perc levels in the apartments' air. The study recommends that dry-cleaners be prohibited from operating in residential buildings altogether, and that people living above a dry-cleaner get their air tested regularly. In July 1996 the Department of Environmental Conservation of the State of New York released (for comment to the public) revisions to the 'perc' dry cleaning regulations (6 NYCR
Part 232) which, when put into effect, will require traditional dry cleaners, at their own expense, to upgrade outdated machinery, post notice warnings of the dangers of 'perc', construct vapor barriers, adhere to record keeping requirements, pay for semi-annual inspections and attend training sessions. In addition, in May 1996 a bill that will phase out 'perc' dry cleaning from all residential buildings in New York City was introduced. See 'Business--Governmental Regulation.'



THE ECOMAT SYSTEM


     Management believes that the Ecomat system provides the first environmentally sound solution to current dry cleaning methods.


     Ecomat uses a combination of cleaning techniques. These include multi-process wet cleaning methods which were studied by the Environmental Protection Agency ('E.P.A.') and described in the E.P.A. report 'Multi-process Wet-Cleaning--Cost and Comparison of Conventional Dry-Cleaning and An Alternative Process; U.S. Environmental Protection Agency EPA 744-R-93-004, September 1993.' Such study concluded that the wet cleaning process was proven to be superior to the traditional dry cleaning method in the 4 of 6 areas used to compare the two methods (customer satisfaction, cleanliness, appearance and odor). It rated equal to traditional dry-cleaning in the other 2 areas (shrinkage and cost). The Company has also developed its own techniques of treating particular fabrics that can be problematic to both 'dry' and 'wet' cleaners alike. Investors are advised that the E.P.A. is not actively endorsing or promoting the Company and its business, including the Ecomat system. 'Wet cleaning' as opposed to 'dry cleaning' is a method for deep cleaning fabrics using water, steam, plant-based cleaning agents rather than toxic solvents, and natural bleaching agents such as hydrogen peroxide rather than chlorine-based bleaches. The special techniques that the Company has developed include: the tumbling of garments to loosen soil, the choice of a water-based cleaning method (which can include steaming, steam closet, mechanical wet cleaning, sink-washing, machine-washing), specialized drying with humidity control and finishing of garments with robotic steam finishing equipment. See 'Business-- Research and Development.'



     Ecomat has achieved a significant (if not total) reduction of hazardous waste emissions when compared to a traditional dry-cleaner. Because of the Company's cleaning methods, management believes an Ecomat facility can be safely located in mixed residential and commercial housing and in close proximity to stores that sell food. High concentrations of 'perc' contamination have been detected especially in dairy products when a traditional dry cleaner is located next to a food store.



     Instead of using a perc machine, Ecomat utilizes a wet cleaning system that consists of a specialized washer and a heat and humidity-sensitive dryer both of 35 or 50 pound capacity. With the introduction of special non-toxic cleaning products, the Ecomat cleaner washes garments in water. Water is one of the best known cleaning solvents in the world. It can remove water-based stains such as perspiration that perc cannot because perc is only a degreaser. The grease-based stains are removed equally well by the Ecomat spotting products.



     Ecomat laundromats use and will continue to use state-of-the-art, energy and water-efficient front-load washers that are controlled by proprietary hardware and software that have been developed by the Company for optimal energy, productivity and cost efficiency. Because of Ecomat's water recycling system and related equipment, management believes that the Ecomat water recycling system will allow for laundromats to be built in municipalities that currently would not permit a business with such high uses of water to exist.


SERVICE, QUALITY AND CUSTOMER SATISFACTION



     Ecomat quality service has and will include: personal attention to the specialized care needs of each individualized garment, convenient locations, easily accessible pick-up and delivery, hours that cater to busy schedules, self-service and drop-off facilities, and bright attractive store designs which meet the requirements of the Americans with Disabilities Act.


     Customers are and will be helped by a trained and courteous staff. Research shows that while there are low switching barriers for the customer, the majority of customers are not particularly price sensitive. Management believes that this, coupled with the consumer's perception of poor quality and service in the traditional dry-cleaner, presents an opportunity for an Ecomat facility to differentiate itself through superior customer retention, brand name, increased revenue and decreased costs.


     Each full-service facility has and will have a coffee bar, televisions and a comfortable lounge. Depending on the market, Ecomat provides and will provide recreational equipment such as healthful snack vending machines and mailboxes, and in college markets, computers and printers tied into the Internet that can be rented by the minute. Management believes that each location is a highly desirable environment for families with small children, college students and young professionals.


STORE CONFIGURATION

     An Ecomat store or franchise offers several configurations for the kind of facility best suited to the location chosen:


          o AN ECOMAT FULL-SERVICE FACILITY that includes: self-service coin-operated laundromat with wash and fold service, a cleaning plant on premises and an entertainment area that may include televisions and lounge, vending machines, mailboxes and computers.


          o AN ECOMAT CLEANERS that includes: wash and fold service and a cleaning plant on premises.

          o AN ECOMAT SATELLITE FACILITY that functions as a convenient drop-off site for both wash and fold laundry and cleaning where wash and fold is also done on premises.


          o AN ECOMAT SELF-SERVICE LAUNDRY FACILITY that has self-service coin-operated laundry machines and also serves as a drop-off site for wash and fold and cleaning.


          o AN ECOMAT ROUTE FRANCHISE that consists of a franchise operating a vehicle that is affiliated with a Ecomat cleaners or a full service facility.


          o AN ECOMAT DROP SITE that consists of a drop-off site for wash and fold and cleaning but where no wash and fold is done on premises.

STORE OPERATIONS


     The goal of the Company in all its company owned and franchised locations is to make it pleasurable for the customer to have clothes laundered and cleaned in an environmentally sound way, and to become the industry leader in the laundromat and cleaning industries.


     In order to achieve this goal, all stores are and will be required to adhere to the Company's standards of cleanliness, service and quality. The Company believes that its operating systems, store layout and cluster program (described below) result in lower operating cost, improved cleaning quality and higher customer service.

TRAINING AND DEVELOPMENT

     The Company has developed operations manuals that cover all areas of technical and operational performance. The manuals guide the operator through garment cleaning techniques, delivery services, merchandising and promotions.


     The Company offers an extensive training program (which includes pre-opening and post-opening training) for its staff and its franchisees and their staffs, including education of management in the operation of a business. The Company continually updates all training programs and manuals to offer the most up to date information available.


TARGETED MARKETING


     The Company's marketing programs target the delivery area of each store, making extensive use of direct mail promotions, leaflets and local media advertising such as radio and cable television. The local marketing efforts include more effective involvement with community oriented activities with sports teams, schools and other organizations. The Company has produced its own CD Rom which runs in every company owned and franchised unit. The CD Rom is interactive and allows the Company to track customer preferences through direct feedback to the Company's corporate headquarters. The Company can then adjust its marketing based on these preferences.



     The CD Rom includes all of the press in the television, radio and print media that has ever appeared about Ecomat. It also gives the viewer a 3D tour of a full-service Ecomat facility and a demonstration of the different configurations of Ecomat franchises available. The Company utilizes the CD ROM at industry and franchise shows and allows the Company to bring the Ecomat concept directly to the viewer whether it be at a meeting, large convention, or one-on-one encounter.



     The Company has received media coverage in television (CNN, TBS, and CBS
News), radio (National Public Radio, WABC and Bloomberg Report), and in the press (Wall Street Journal, Chicago Tribune, USA Today, Consumer Reports, Crains New York Business, Success Magazine and the New York Times). Recently, the Company was named in the top 6 picks for 1996 by the Franchise Times (a publication of Crain Communications, Inc.). The Company will continue to pursue public relations by vigorously pursuing all media coverage. Investors are advised that the above identified media are not actively endorsing or promoting the Company and its business, including the Ecomat system.


     The Company participates in extensive public relations and advertising campaigns, and keeps abreast of industry trends and franchisee news. The Company's corporate staff is available on a daily basis for support and assistance in every aspect of store operations.


     The Company has recently established a home page on the Internet (http://www.ecomat.com) which uses many portions of its CD ROM. The home page will be expanded to make available cleaning services to a wide market via UPS or other carriers.

THE STRATEGIC PLAN OF OPERATIONS


     The Company's objective is to develop recognition of the Ecomat cleaners and laundromat concept and to maximize the value of the Company for its shareholders. To accomplish these objectives, the Company intends to pursue a strategy designed to achieve high levels of customer satisfaction and repeat business. The Company believes it will be successful in meeting its objectives through the opening of more strategically located company owned stores and through expansion via franchise unit sales. The Company intends to open eleven satellite locations for each of its Company owned full-service facilities in Manhattan and Mamaroneck, New York. The two full-service facilities will operate as central cleaning plants for these twenty two (22) satellite units providing for increased revenue in such full-service facilities while minimally increasing expenses related to such expansion. The Company intends to build name brand recognition in these two markets within a relatively short period of time. In addition, the five franchise cluster developments, and the Ecomat self-service laundromat and drop-off facility franchise already sold will allow the Company to achieve broader recognition through the entire area. The Company has been negotiating for a full-service facility in Chicago, Illinois that will be company owned, and will begin negotiations for a similar facility in the Bay Area of San Francisco, California. These two facilities and concomitant satellite locations will afford the Company the opportunity to achieve its goal of national expansion through both company owned and franchised units.


NEW STORE LOCATIONS


     The Company believes that the location of an Ecomat facility is an essential element of success. The Company intends to focus its development of the franchise program and the expansion of company owned facilities on store locations which are strategically located in areas that satisfy the Company's demographic criteria. The Company will in the near term seek locations for Ecomat facilities (for both company owned and franchises) in larger cities and college towns, in particular.


CLUSTER DEVELOPMENT PROGRAM AND FRANCHISE SYSTEM


     The Company has developed a 'cluster program' to maximize the market potential of each Company and franchised location. In the 'cluster program', the right is acquired to develop one Ecomat full-service facility or Ecomat cleaners as a primary location. Over the first twenty four month period after the signing of the development agreement by a franchisee, three additional satellite facilities are opened which affords total market saturation and economies of scale to the entire cluster. A pick-up and delivery system is put in place that maximizes the potential of providing rapid, efficient and convenient service to customers.


     The Company is committed to developing a strong franchise system by attracting experienced operators and ensuring that each franchisee strictly adheres to the Company's high standards. The Company seeks to attract franchisees with business experience. The Company devotes significant resources to providing its franchisees with assistance in marketing, site selection, store design and employee training. Franchisees are approved based on the applicant's business background and financial resources.

START-UP COSTS


     A full-service facility can cost between $252,103 and $330,767; a cleaners between $154,045 and $188,132; a satellite between $50,111 and $90,775; a drop site between $11,250 and $26,750; a route franchise between $23,300 and $53,550 and a laundromat between $156,743 and $252,677.



     The differences in facility cost are primarily due to the size of the facility and the equipment requirements. A detailed itemization of all start-up costs is presented in the Uniform Franchise Offering Circular ('UFOC') which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The UFOC is prepared according to the format and presentation required by the Federal Trade Commission ('FTC') and as such is the document of record describing this 'business format franchise' offered in the thirty five (35) states which have no 'state specific' requirements. The UFOC is also prepared according to the requirements of (and the franchise is approved for sale in) the States of New York, California, Illinois, Connecticut, North Carolina, Virginia and Maryland. Abbreviated registration has been filed in Texas and Florida.

FRANCHISE AGREEMENTS

     Each franchisee must comply strictly with the Ecomat system and its standards, specifications and procedures. The franchise agreement sets forth various requirements regarding signage, equipment, service, hours of operation, cleaning techniques and computerization.


     Under the Company's current standard franchise agreement, the franchisee is required to pay, at the time of the signing of the agreement, a non-refundable fee of between $15,000 and $36,000 depending on whether the franchisee is a conversion franchisee or a new franchisee of a 'cluster program.' The Company's standard franchise agreement provides for a term of ten years (with three 5-year renewal options) and payment to the Company of a royalty fee of 5.5% of sales. This royalty fee can be reduced to 4.5% of sales when aggregate sales of $ 40,000 per month is achieved when there are multiple satellite units within a 'cluster program.' See also 'Marketing and Public Relations' below. The franchise agreements give the Company the right to terminate a franchisee for a variety of reasons, including a franchisee's failure to make payments when due or failure to adhere to the Company's policies and standards.



     There are currently signed franchise agreements for five cluster franchises, one each in New Jersey, Long Island, NY, and Brooklyn, NY, Austin, Texas and Westchester County, NY. In addition, there is one Ecomat self-service laundromat and drop-off facility franchise in Manhattan, NY. In addition, the Company has signed a master franchise development agreement for various parts of Europe and a letter of intent for a master franchise agreement for India. See 'Certain Relationships and Related Transactions.'



PLAN OF EXPANSION


     The Company intends on expanding its operations through a program of dry-cleaner and/or laundromat conversions to the Ecomat concept as well as direct expansion of the franchise program and the Ecomat system.

CONVERSION FRANCHISES



     For an existing dry-cleaner or laundromat owner, conversion to an Ecomat franchise may be the answer to the ongoing viability of their business. The Company addresses through its franchise system the impact that environmental issues such as perc and water and sewage usage are having on these businesses. Management believes that through the Company's extensive research and development, Ecomat franchisees and company-owned stores will be the leaders in the field of energy conservation and water-saving technologies which will allow for the stores to operate in a cost-effective manner unlike their competitors. The Company has no existing conversion franchises and has only been addressing this concept (through direct mailings) since January 1996 upon the hiring of its Vice President of Franchise Sales and Marketing. Through the Company's growth in the past two years, the dry cleaning community is, in management's belief, well aware of the alternative to perc. While at first skeptical, there has been growing acceptance of wet-cleaning as a viable alternative to perc-based methods. The Center for Neighborhood Technology released an Interim Report in February of 1996 on the preliminary results from the Greener Cleaner demonstration shop funded in part by the E.P.A. See 'Competition.' Since the release of that report, many dry cleaners have contacted the Company to receive information about the Company's franchise program. The Company intends to launch a marketing campaign as part of its business plan to reach this conversion market.



     The cost for such a conversion ranges from $15,000 to $105,000 depending upon the equipment, store configuration and other factors. The Company will offer special financial consideration for conversion franchisees in terms of franchise and royalty fees. They are required to pay a royalty fee of 2.75% of sales for the first six months and thereafter 5.5% of sales (which is reduced to 4.5% when aggregate sales of $40,000 per month is achieved, as in the case of a regular franchise. See 'Franchise Agreements' above). Recently, the Company offered to waive its initial conversion fee to any existing New York dry cleaning establishment until the earlier of December 31, 1996 or the date the new rules regulating dry-cleaners in New York take effect. (For a description of such rules see 'Business--Governmental Regulation').

EXPANSION OF ECOMAT SYSTEM


     In addition to the three Company-owned facilities, the Company has sold to date five cluster franchises which will consist of 17 facilities and one single laundromat drop-off franchise.



     The Company anticipates that agreements relating to approximately eleven cluster franchises will be reached in the next twelve months. Until the concept of wet cleaning is more widely accepted, and the outcome of proposed state regulations becomes known, the Company anticipates selling cluster franchises rather than conversions. No assurances, however, can be made that the Company will achieve such results in this time frame, or ever.


     The Company believes that the location of an Ecomat facility is an essential element of success. Therefore, the Company intends to focus its development of the franchise program on store locations which are strategically located within targeted areas. The site selection process involves an evaluation of a variety of factors, including demographics (such as population density); specific site characteristics (such as visibility, accessibility, and traffic volume); proximity to activity centers (such as office or retail shopping districts and apartment, hotel and office complexes); competition in the area; construction or renovation costs, and lease terms and conditions. The Company will inspect and approve proposed sites for each Ecomat facility prior to the execution of a franchise agreement or lease. All sites are generally subject to the approval of a local planning board, which approval can take approximately three months.


     The Company believes that airports, train stations and hotels would be excellent sites for Ecomat satellite facilities. The Company has created a program utilizing United Parcel Service ('UPS') wherein a prefabricated, collapsible valet case is shipped to customers ('Direct Clean Customers') where no Ecomat facility exists. An Ecomat Direct Clean Customer may then ship his/her garments to the nearest Ecomat cleaning facility (including the Company's franchisees) and then have it delivered to his/her home or office at no extra charge for shipping and handling. The Company currently has 187 regular Direct Clean Customers located throughout the United States.


SUPPLIERS AND MANUFACTURERS OF MATERIAL


     The Company has entered into a franchisor account agreement with Wascomat of America, Inc. to provide laundromat and wet cleaning equipment at a favorable discount, to itself and its franchisees. The Company also plans to buy equipment from Unimac, Speed Queen and Huebsch which are divisions of Raytheon, Inc. The Company also has oral agreements with VeitGMBH and Highsteam Systems, Inc. to purchase specialized finishing equipment and with Seitz Chemicals GMBH to purchase special cleaning products. The Company is not dependent upon any one single supplier and believes that, if any relationship with any such supplier terminates, the Company will be able to purchase such materials elsewhere at the same prices.


MARKETING AND PUBLIC RELATIONS


     The Company is currently in the process of expanding its franchise sales program. A new position of Vice President of Franchise Sales and Marketing has been created to facilitate the Company's expansion plans. See 'Management.' The Company currently markets in local media and at franchise sales shows, and has developed a site on the Internet which also markets the Ecomat/UPS service. The Company intends to utilize $300,000 of the net proceeds of this Offering towards its marketing efforts.




     The franchise agreement provides that each franchisee must contribute a monthly advertising and promotion fee of 3% of its net sales to a fund administered by the Company to be used for advertising, sales promotion and public relations. The Company is responsible for using the proceeds of the advertising fund to develop and implement advertising and promotional plans, materials and activities on behalf of the Ecomat facilities in the franchise program. See 'Business--Targeted Marketing.'

COMPETITION


     Management believes that there are currently only four (4) 100% wet cleaning stores in the United States that are not Ecomat facilities, two (2) of which are sponsored by the E.P.A. The first is called The Greener Cleaner in Chicago, Illinois. It is funded by the E.P.A. and administered by the Center for Neighborhood Technology in Chicago. It serves as a demonstration site to disseminate information about wet-cleaning and to counter the negative publicity that the drycleaning industry's trade associations are attempting to give its members on alternatives to perc-cleaning. The second opened in Los Angeles this year. An additional wet-cleaners is called the Cleaner Image which is a small cleaners in Ridgefield, Connecticut which opened in 1995. While the Company welcomes the assistance the U.S. government is giving to alternative methods of dry-cleaning, the Company feels that the Ecomat system by the nature of its being a for-profit business not dependent on government funding will be the driving force in changing the face of the dry cleaning industry. In addition, the pilot stores have as their sole profit center, dry-cleaning, while an Ecomat facility has a multitude of profit centers such as wash and fold, self-service, etc.



     Management believes that at this time there is no competition for an environmentally friendly cleaners and laundromat franchise. There are, however, traditional dry cleaning franchises such as Dryclean USA, Eagle Cleaners, One Hour Martinizing and Duds n' Suds.



     Despite these attempts at franchising, the dry cleaning industry remains very fragmented. Of over 35,000 dry cleaners currently in the U.S.A., 95% are individually owned and operated; 98% consist of less than 4 stores. Franchising efforts have been mediocre. One Hour Martinizing, the largest dry cleaning franchisor in the U.S., has declined from 5,000 units in 1975 to 856 units in 1995. Management believes that this decline is largely due to three factors: poor franchisor support, an industry shake-out in the 1970's that resulted from the popularity of synthetic fibers, and the bankruptcies of franchisees. DryClean USA, reached 212 franchises by 1990. Unlike One Hour Martinizing, which has no company stores, DryClean USA owned and operated 350 company stores itself in 1995.



     In general, a trend toward geographic-area dominance displayed in service industries such as banking, drug stores and supermarkets has not yet occurred in the dry cleaning industry. Therefore, the goal of geographic dominance by the Ecomat franchise has been addressed via the 'cluster program.'


     The Company believes that the Ecomat concept provides a competitive advantage over traditional perc-cleaner franchises in that many of the approved equipment vendors for the Company offer favorable financing to Ecomat franchisees due to the Company's arrangement as a national franchise dealer of such equipment. An additional benefit to an Ecomat franchise is that loans that would not normally be made to a traditional dry-cleaner because of the use of perc may be made to an Ecomat franchisee. Fannie Mae, Freddie Mac and the Small Business Administration all have stringent disclosure requirements to businesses requesting loans that may have negative environmental effects on the real estate in which the business is housed. Such negative environmental issues do not arise with an Ecomat franchise.

GOVERNMENTAL REGULATION

     Government agencies responsible for protecting public health at the local, state, and federal levels have all clearly recognized that perc pollution from dry cleaners represents an important environmental health problem. Each level of government has the jurisdiction to address the problem.


     On the Federal level, in 1993, the U.S. EPA issued a regulation covering the dry cleaning industry. However, the regulation exempts all but the largest dry cleaners from requirements to make equipment improvements that would reduce perc emissions. The majority of cleaners--small operations--were required to take only minor steps such as repairing leaks quickly and keeping better records. By 1993, hearings about perc emissions in residential buildings were held and the EPA promised to address the issue in future regulation but has not yet done so. Instead, the EPA funded studies in Chicago to test a variety of methods to provide an alternative to perc. See 'Business--Competition.'

     On the State level in New York, two agencies, the Department of Health ('NYSDOH') and the Department of Environmental Conservation ('NYSDEC') have the authority to address the perc problem. The 1991 study by NYSDOH which measured perc levels in apartments above dry-cleaners was the first major study to document this hazard. However, the NYSDOH has deferred to the NYSDEC which in turn has focused on developing new regulations for the dry cleaning industry that is being watched nationwide. In July 1996 the NYSDEC released (for comment to the public) revisions to the 'perc' dry cleaning regulations (6 NYCR Part
232) which, when put into effect, will require traditional dry cleaners, at their own expense, to upgrade outdated machinery, post notice warnings of the dangers of 'perc,' construct vapor barriers, adhere to record keeping requirements, pay for semi-annual inspections and attend training sessions.



     On the local level, two agencies of the New York City government, the Health Department (NYCDOH) and the Department of Environmental Protection (NYCDEP) also have some authority to deal with the perc issue. All New York City dry-cleaners must have a permit to operate from the NYCDEP, which enforces the NYC Air Pollution Control Code. NYCDEP can also cite a cleaner for violating the NYC Air Pollution Code if it creates an odor problem. During 1993, NYCDOH inspected 133 dry-cleaners in response to citizen complaints and shut down 63 of them. In May 1996, a bill that will phase out 'perc' dry cleaning from all residential buildings in New York City was introduced. If such regulation is passed, all dry-cleaners in New York City with 'perc' machines in residential apartment buildings will be required to remove such equipment over a two (2) year period.



     Currently, groups such as the Consumers Union and Unite (formerly the Amalgamated Textile Workers Union) are lobbying to change the building code in New York City to prohibit perc-based dry cleaning equipment in residential buildings. Other states such as California and Massachusetts have legislation before their State Assemblies demanding the total banning of the use of perc by dry cleaners. Management believes that the next few years will be very significant in the future of the dry cleaning industry. Management also believes that all interested parties will be watching the activities of the Company very carefully as the potential to change the industry is great and appears to be imminent.


     Since the Company's operations do not include the use of perc, management believes that its facilities are subject to no special governmental regulations whatsoever. Normal building code procedures for filing building plans and obtaining plumbing and electrical permits, compliance with fire and safety rules and water usage are the extent to which Ecomat facilities must comply, all within the bounds of appropriate zoning rules and regulations. This fact alone gives the Company a distinct advantage over traditional perc cleaners.

RESEARCH AND DEVELOPMENT

     The Company has developed a proprietary computerized control system for monitoring the operation of all washers, dryers and extractors in an Ecomat facility. The system consists of up to 99 microprocessor-based unit controllers, a PC-based central site controller and software which runs them. Unit controllers are installed in each washer and dryer, and connected (in chain) to each other and to the site controller (central computer) with ordinary phone wire. These controllers collect all the information about operation of their machines, such as number of cycles run, amount of money collected, possible error conditions (clogged valves or drains, tampering etc.) and send this information to the central computer, where it is presented on the screen and recorded on the disk. The computer screen will show present status of each machine (on/off, running, available, error), indicated by color-coded entries in the 'STATUS' window, display recent events, which a user can scroll up and down in the 'EVENT LOG' window, and provide an area for the operator input in the 'INPUT' window. The information entered in this window is transmitted to the appropriate unit controller and recorded in its memory. Using this function, operators can set various cycle options if they are allowed by the machine used (water temperature, cycle length etc.), set the number of quarters required to run each particular machine or a group of machines, etc. Operators also can start any machine from their keyboard, which allows for 'coinless' operation of a self-service laundromat; instead of changing the bills and using quarters for every wash, customers just pay the attendant, and the attendant starts the appropriate machines from his keyboard. Configuration with an automatic card reader, which accepts proprietary or major credit or debit card as a payment for self-service operations is also possible. The system provides full information on all starts made by the attendants, so the owner can verify it against the amount of wash-and-fold business conducted during that given period of time, to insure efficient operation.

     Franchises are and will be equipped with a custom-designed point of sale ('POS') and accounting system. The system is interconnected into a network IBM-compatible personal computer and is expandable to accommodate as many POS terminals (registers) and accounting computers as a store may need. The POS system has all information required to complete the sale (items, prices, payment types, discounts etc.) pre-programmed, so the clerks only need a minimal training to successfully operate the register. It is flexible enough to handle cash, credit card, pre-paid, paid on pickup and Net 30-type payments, split sales, promotional items, pre-set price matrixes and other advanced operations, and includes many laundromat/cleaner-specific functions, such as automatically generated driver's log, tagging of the garments etc.


     The system produces all vital reports necessary to evaluate the performance of the business, reconcile the cash registers and insure efficient use of the labor force. Customer information is also accumulated and can be used for mailings, promotions and other purposes. The program has outstanding security features, including multi-level password protection and audit trails. All information from POS operations is automatically transferred for further processing into the accounting part of the system. The accounting part is a complete double entry, accrual-based modular system capable of automating all financial operations within a store. Included are general ledger, accounts receivable, accounts payable, purchasing, inventory control and payroll modules, as well as system maintenance files and utilities. The information posted to the ledgers from POS operations, as well as entered in all other modules is processed to produce a wide variety of reports, which are pre-programmed to assure that owners receive all the information necessary to successfully run their business. An owner can also easily design custom reports to suit his/her specific needs.


     The entire computer network is easily accessible via modem from any remote location, such as a central office of a multi-store business, for monitoring of the operations and downloading any required information. The network is also protected by a tape back-up system, to prevent loss of important data in case of an accident or a hardware failure.

     As of January, 1996, the Company has applied for a grant from New York State Energy Research and Development Agency in the amount of approximately $118,000 for the continued research and development of the Company's unique water recycling system. No assurance can be made that the Company will receive a grant.


     The Company expended $40,000 in 1995 in connection with the purchase of water recycling components. The Company expects to spend funds of approximately $118,000 if the grant from NYSERDA is awarded for the further development of the Ecomat water recycling system. The Company expects to spend an additional $172,000 ($300,000 if the NYSERDA grant is awarded) for research relating to cogeneration, passive heat exchange, solar energy for heating hot water, all of which contribute to energy savings and reductions and smart card technology and as described below:



          o A typical cogeneration system consists of an internal combustion engine that drives an electric power generator which serves as a power source for all or a part of the equipment in a facility. Regular natural gas service is used as a fuel source for the engine. Use of these units can result in significant savings on electric bills in many localities, particularly because this setup eliminates high 'demand rates' assessed by many utilities for peak usage of power. Besides being a cost-effective alternative to conventional power, cogenerators also benefit the environment, since clean natural gas is used as a source of energy. In addition to providing electric power for the equipment, it can be used as a source of hot water for space heating in cold areas, or can run airconditioners in the hot ones.



          o Passive heat exchange is a method of heating the substance (such as water or the air) by bringing it into contact with similar substances that have higher initial temperature. In the Company's application, this method could be used to preheat water needed for laundromat and cleaning process by circulating it through the exchanger where the heat from the used (hot) water would be transferred to clean (cold) water. This clean water would then be directed to the second stage, where additional heating by conventional methods would be done in order for the water to reach required temperature. This strategy allows significant energy savings because it lowers the amount of energy needed to be produced by conventional water heaters.

          o Solar energy use is another alternative for lowering the energy consumption in producing hot water for cleaning processes. It is similar in principle to heat exchange, except the energy of the sun is used instead of, or in addition to, recouping the energy of used water. This kind of system is only effective in localities that have sufficiently high temperatures and prolonged periods of sun exposure throughout the year. If the location is hot enough (as in southern states of the United States) solar systems can produce enough energy to cover water heating needs of the facility completely during summer months.

          o Smart Cards is a new generation of 'stored value' cards, which are similar in its usage to the debit cards. In 'stored value' application, consumers can buy a card that has a certain amount of money pre-recorded on the card and use it as cash at the locations that accept this card. This setup eliminates time and expenses of on-line verification needed for processing of debit card transactions, and does not require the consumer to establish a relationship with the banking institution in order to obtain the card. When the value of the card is used up, the card can be recharged by recording additional amounts at any 'add value' machine. The enhancement provided by smart card technology is in the fact that the amount of money stored in the card is recorded on the microchip embedded in the card, as opposed to it being recorded on a magnetic stripe. This technology provides dramatically higher security and reliability compared to the magnetic card. Ecomat is planning to outfit all of its laundromats with smart card readers, and will use this card to enhance its pickup and delivery operations and prepaid account program.


     In November of 1995, the Company became a participant in Climate Wise, a program administered jointly by the E.P.A., Department of Energy and Business for Social Responsibility. The Company has undergone an environmental audit and has agreed to participate in reducing all polluting emissions and utilizing the highest energy-saving systems in its operations. Keith Emerson, Vice President of Franchise Sales and Marketing of the Company, has been appointed to the steering committee of Climate Wise.


INTELLECTUAL PROPERTY

     The Company currently does not have any patent, trademark or copyright applications pending. However, the Company may file patent, trademarks and copyright applications relating to certain of the Company's processes and products. Except as may be required by the filing of patent, trademark and copyright applications, the Company will attempt to keep all other proprietary information secret and to take such actions as may be necessary to insure the results of its development activities are not disclosed and are protected under the common law concerning trade secrets. Such steps will include the execution of nondisclosure agreements by key Company personnel and may also include the imposition of restrictive agreements on purchasers of the Company's products and services, including franchisees.


     The Company applied for registration of its Ecoclean Servicemark (U.S. Servicemark Application No. 74/515,635) and Ecomat Servicemark (U.S. Servicemark Application No. 74,515,480) and has received notices of allowance from the U.S. Patent and Trademark Office and has filed a statement of use for the first of such servicemarks. In addition, the Company has applied for registration of its Ecomat and Design Trademark (U.S. Trademark Application No. 74/656,937). This trademark was published in August 1996 and the Company has filed a statement of use for this trademark. The Cleaner Choice Trademark (U.S. Trademark Application No. 74/659,966) was published in July 1996. The Company has filed a statement of use for this trademark. No assurance can be given that the Company will be granted such Trademark protection. The Company has also applied for its Ecomat trademark with the Office for Harmonization in the Internal Market (European Community Trademark office) (Application No. 164,772). See 'Risk Factors--Uncertain Protection of Patent, Trademark, Copyright and Proprietary Rights; Servicemark and Trademark Protection.'


EMPLOYEES


     As of September 30, 1996, the Company employed 18 persons of whom 15 were store employees, and 3 were corporate personnel. Many store employees work part-time and most are paid on an hourly basis. None of the Company's employees are covered by a collective bargaining agreement.

     The Company will require additional employees based upon the specific facility being operated. In a full-service Ecomat facility, the Company will require one store manager, one counter person and one cleaner. Depending upon the volume, additional counter personnel, wash and fold personnel and cleaners will be required, as well as a full-time driver. In an Ecomat cleaners, the Company will require one store manager/cleaner and one counter person per shift. As the store grows, additional counter personnel and cleaners will be needed as well as a driver. In an Ecomat satellite or Ecomat drop off site, the Company will require one counterperson/shift manager and one additional counter person. In an Ecomat laundromat, the Company will require one store manager and additional counter/wash and fold personnel depending upon the volume of the store. Finally, in Ecomat route franchises, the Company will require one driver/shift and one manager/wash and fold person.


FACILITIES

     The Company (through Ecofranchising, its subsidiary) leases approximately 10,000 square feet at 147 Palmer Avenue, Mamaroneck, NY 10543-3632 which consists of 5,000 square feet for its flagship store and prototype of all Ecomat full-service franchises and 5,000 square feet for its executive offices. The lease term commenced on March 15, 1995 and expires on March 14, 2005. The annual rental increases each year from $112,500 in the first year to $146,787 in the last year of the term. The Company has the option to extend the term for one 5 year period. Total rental expense for the year ended December 31, 1995 was $128,031.

     The Company (through 8th St., its subsidiary) leases approximately 2,500 square feet at 140 West 72nd Street, New York, NY which houses a full-service

Ecomat cleaners and laundromat. The lease term commenced on May 28, 1993 and expires on May 31, 2003. The annual rental increases from $21,000 in the first year to $62,700 in the third year and thereafter is increased by 4.5% each subsequent year. Total rental expense for the years ended December 31, 1994 and 1995 were $63,930 and $63,930, respectively.

     The Company (through Ecoclean Systems International, Ltd., its subsidiary) leases approximately 1,000 square feet at 1491 Weaver Street, Scarsdale, NY which houses an Ecomat satellite facility. Such lease is on a month-to-month basis. The monthly rent is $1,000.

LEGAL PROCEEDINGS

     The Company is not a party to any litigation or governmental proceedings that management believes would result in judgements or fines that would have a material adverse effect on the Company.

                                   MANAGEMENT

     The following persons are the directors and the executive officers of the Company. All Directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified. Officers are elected annually by the Board of Directors to serve at the pleasure of the Board.

NAME                            AGE                 POSITION(S) WITH THE COMPANY
-----------------------------   ---   ---------------------------------------------------------

Diane Weiser.................   43    President, Chief Executive Officer, Secretary, Treasurer
                                        and Director
Astrid Hindemith.............   51    Director
R. Keith Emerson.............   53    Vice President of Franchise Sales and Marketing
Yuri Lumelskiy...............   30    Director of Management Information Systems


DIANE WEISER has served as President, Chief Executive Officer, Treasurer and Director of the Company since December 1995 and Secretary since August 1996. From May 1993 to present, she acted in the same capacities for Diaber Laundromat, Inc., a New York corporation ('Diaber') and predecessor to the Company. Ms. Weiser also serves as the President of each of the Company's subsidiaries. Since January 1990, Ms. Weiser has conducted extensive research into the feasibility of operating environmentally friendly commercial laundromat and garment cleaning facilities. Ms. Weiser has conducted research in laundry and cleaning products and equipment, building materials, recycling possibilities and over-all facility design. From January 1991 to May 1993, Ms. Weiser was the co-owner and manager of a laundromat located in New York, New York, in which she implemented and tested many of these principles. From 1982 to June 1988, Ms. Weiser owned and operated two commercial real estate brokerage firms in New York, New York. From June 1988 to January 1993, Ms. Weiser was the owner and operator of Columbus Avenue Management Corporation, a commercial and residential real estate management company, in New York City. Ms. Weiser holds a Masters of Business Administration degree from Columbia University.



ASTRID HINDEMITH was elected Director of the Company in December 1995 and served as a Director of Diaber since 1993. Ms. Hindemith is a licensed attorney in Zurich, Switzerland and has been self-employed as a consultant since 1990. From 1992 to present she has been President and sole shareholder of Palatin, AG, a Swiss corporation involved in investing. She received her law degree from the University of Zurich in 1990.



R. KEITH EMERSON joined the Company in January 1996 as the Vice President of Franchise Sales and Marketing in order to expand the Company's franchising program as well as supervise consumer marketing and public relations. Since 1979 Mr. Emerson has worked for various companies developing and implementing franchise development programs including those for Bishop Graphics, Inc. (from December 1982 to December 1985), PIP Printing, Inc. (from December 1985 to January 1991), Baskin-Robbins (from January 1991 to June 1992), Futurekids (from June 1992 to August 1993), J.D. Byrider (from August 1993 to May 1994) and Linda's Flame Roasted Chicken (from May 1994 to January 1996). Mr. Emerson received a Business Administration degree in economics from Claremont Men's College in 1965.



YURI LUMELSKIY has served the Company and Diaber as the Director of Management Information Systems since April 1995. Mr. Lumelskiy is an experienced electrical and computer engineer with two Master's Degrees (Polytechnic University and University of Kiev both in Electrical Engineering) in these areas. His primary focus is in development and implementation of computerized control systems and database and accounting software. This allows Ecomat to offer its franchisees custom computer equipment that is best suited to their needs. Prior to his current position with Ecomat, Mr. Lumelskiy spent four years (from July 1991 to April 1995) as a Chief Engineer with Enabling Devices, Inc., a developer and manufacturer of specialized equipment for the handicapped.

EXECUTIVE COMPENSATION


     The following table sets forth the aggregate compensation paid by the Company for the years ended December 31, 1994 and 1995 to its chief executive officer. No employee received annual compensation exceeding $100,000 in the aggregate. Each director of the Company is entitled to receive reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors of the Company.



                           SUMMARY COMPENSATION TABLE



                                                                                   LONG TERM COMPENSATION
                                                                            -------------------------------------
                                           ANNUAL COMPENSATION                 AWARDS                            PAYOUTS
                                 ----------------------------------------   ------------    SECURITIES    ----------------------
NAME OF INDIVIDUAL                                          OTHER ANNUAL     RESTRICTED     UNDERLYING     LTIP      ALL OTHER
AND PRINCIPAL POSITION           YEAR   SALARY     BONUS    COMPENSATION    STOCK AWARDS   OPTIONS/SARS   PAYOUTS   COMPENSATION
-------------------------------  ----   -------   -------   -------------   ------------   ------------   -------   ------------
Diane Weiser ..................  1995   $50,000     --        $ 4,800(1)       --             --            --         --
Chief Executive Officer,         1994   $50,000     --        $ 4,800(1)       --             --            --         --

President and Treasurer


------------------
(1) Represents payment for health insurance on behalf on such individual.

EMPLOYMENT AGREEMENTS


     The Company has entered into 3-year employment agreement commencing October 1, 1996 and ending September 30, 1999, with Diane Weiser. Under her employment agreement, Ms. Weiser will receive an annual base salary of $75,000 for each year of her employment subject to annual review by the Board of Directors. In addition, she has the right to receive under her employment agreement (i) up to 20,000 shares of Common Stock if the after-tax earnings of the Company and its subsidiaries are at least $1,500,000 in fiscal years 1996 and 1997, and (ii) up to an aggregate of 40,000 shares of Common Stock if the after-tax earnings of the Company and its subsidiaries are at least $2,000,000 for fiscal years ended December 31, 1996-1999 (only 20,000 shares if she was issued 20,000 shares after fiscal 1997). The employment agreement also entitles her to the use of an automobile and to employee benefit plans, such as group life, health, hospitalization and life insurance. Under the employment agreement, employment terminates upon death or total disability of the employee and may be terminated by the Company for cause (such as misconduct, disregard of instructions of the Board, commission of certain crimes or acts or a material breach of employment agreement.) The Company intends to maintain a $1 million life insurance policy on the life of Ms. Weiser. Reference is hereby made to the Employment Agreement which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.



     The Company has entered into a 3-year employment agreement commencing January 15, 1996 and ending January 14, 2000, with Keith Emerson. Under his employment agreement, Mr. Emerson will receive an annual base salary of $93,000. In addition, he has the right to receive (i) up to 20,000 shares of Common Stock if the after-tax earnings of the Company and its subsidiaries are at least $1,500,000 in fiscal years 1996 and 1997, and (ii) up to an aggregate of 40,000 shares of Common Stock if the after-tax earnings of the Company and its subsidiaries are at least $2,000,000 for fiscal years 1996-1998 (only 20,000 shares if he was issued 20,000 shares after fiscal 1997). The employment agreement also entitles him to the use of an automobile and to employee benefit plans, such as group life, health, hospitalization and life insurance. Under the employment agreement, employment terminates upon death or total disability of the employee and may be terminated by the Company for cause (such as misconduct, disregard of instructions of the Board, commission of certain crimes or acts or a material breach of employment agreement.)



     The Company has entered into 2-year employment agreement commencing April 1, 1995 and ending March 31, 1997, with Yuri Lumelskiy. Under his employment agreement, Mr. Lumelskiy will receive an annual base salary of $62,400. The employment agreement also entitles him to employee benefit plans, such as group life, health, hospitalization and life insurance. Under his employment agreement, employment terminates upon death or total disability of the employee and may be terminated by the Company for cause (such as misconduct, disregard of instructions of the Board, commission of certain crimes or acts or a material breach of employment agreement.)

STOCK OPTION PLANS AND AGREEMENTS


     Incentive Option and Stock Appreciation Rights Plan--In January 1996, the Directors of the Company adopted and the stockholders of the Company approved the adoption of the Company's 1996 Incentive Stock Option and Stock Appreciation Rights Plan ('Incentive Option Plan'). The purpose of the Incentive Option Plan is to enable the Company to encourage key employees and Directors to contribute to the success of the Company by granting such employees and Directors incentive stock options ('ISOs'), as well as non-qualified options and stock appreciation rights ('SARs').


     The Incentive Option Plan will be administered by the Board of Directors or a committee appointed by the Board of Directors (the 'Committee') which will determine, in its discretion, among other things, the recipients of grants, whether a grant will consist of ISOs, non-qualified options or SARs (in tandem with an option or freestanding) or a combination thereof, and the number of shares to be subject to such options and SARs.

     The Incentive Option Plan provides for the granting of ISOs to purchase Common Stock at an exercise price to be determined by the Board of Directors or the Committee not less than the fair market value of the Common Stock on the date the option is granted. Non-qualified options and freestanding SARs may be granted with any price. SARs granted in tandem with an option have the same exercise price as the related option.

     The total number of shares with respect to which options and SARs may be granted under the Incentive Option Plan is 2,000,000. ISOs may not be granted to an individual to the extent that in the calendar year in which such ISOs first become exercisable the shares subject to such ISOs have a fair market value on the date of grant in excess of $100,000. No option or SAR may be granted under the Incentive Option Plan after January 2006 and no option or SAR may be outstanding for more than ten years after its grant. Additionally, no option or SAR can be granted for more than five (5) years to a shareholder owning 10% or more of the Company's outstanding Common Stock and such options must have an exercise price of not less than 110% of the fair market value on the date of grant.

     Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash or in shares of Common Stock, or in a combination of both. The Company may lend to the holder of an option funds sufficient to pay the exercise price, subject to certain limitations. SAR's may be settled, in the Board of Directors's discretion, in cash, Common

Stock, or in a combination of cash and Common Stock. The exercise of SAR's cancels the corresponding number of shares subject to the related option, if any, and the exercise of an option cancels any associated SAR's. Subject to certain exceptions, options and SAR's may be exercised any time up to three months after termination of the holder's employment.

     The Incentive Option Plan may be terminated or amended at any time by the Board of Directors, except that, without stockholder approval, the Incentive Option Plan may not be amended to increase the number of shares subject to the Incentive Option Plan, change the class of persons eligible to receive options or SARs under the Incentive Option Plan or materially increase the benefits of participants.

     To date no options or SARs have been granted under the Incentive Option Plan. No determinations have been made regarding the persons to whom options or SARs will be granted in the future, the number of shares which will be subject to such options or SARs or the exercise prices to be fixed with respect to any option or SAR. The Company has agreed with the Underwriter that it will not grant more than 200,000 options to purchase Common Stock under the Incentive Option Plan during the 24 month period commencing on the Effective Date, without the consent of the Underwriter, provided that such figure shall be reduced by the amount of options granted under the Non-Qualified Option Plan (defined below) during such 24 month period.

     Non-Qualified Option Plan--In January 1996, the Directors and stockholders of the Company adopted the 1996 Non-Qualified Stock Option Plan (the 'Non-Qualified Option Plan'). The purpose of the Non-Qualified Option Plan is to enable the Company to encourage key employees, Directors, consultants, distributors, professionals and independent contractors to contribute to the success of the Company by granting such employees, Directors, consultants, distributors, professionals and independent contractors non-qualified options. The Non-Qualified Option Plan will be administered by the Board of Directors or the Committee in the same manner as the Incentive Option Plan.

     The Non-Qualified Option Plan provides for the granting of non-qualified options at such exercise price as may be determined by the Board of Directors, in its discretion. The total number of shares with respect to which options may be granted under the Non-Qualified Option Plan is 2,000,000.

     Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash or in shares of Common Stock (based on the fair market value of the Common Stock on the date prior to exercise), or in a combination of both. The Company may lend to the holder of an option funds sufficient to pay the exercise price, subject to certain limitations. Subject to certain exceptions, options may be exercised any time up to three months after termination of the holder's employment.

     The Non-Qualified Option Plan may be terminated or amended at any time by the Board of Directors, except that, without stockholder approval, the Non-Qualified Option Plan may not be amended to increase the number of shares subject to the Non-Qualified Option Plan, change the class of persons eligible to receive options under the Non-Qualified Plan or materially increase the benefits of participants.

     To date no options have been granted under the Non-Qualified Option Plan. No determinations have been made regarding the persons to whom non-qualified options will be granted in the future, the number of shares which will be subject to such options or the exercise prices to be fixed with respect to any option. The Company has agreed with the Underwriter that it will not grant more than 50,000 options to purchase Common Stock under the Non-Qualified Option Plan during the 24 month period commencing on the Effective Date without the consent of the Underwriter.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding shares of Common Stock beneficially owned as of the date of this Prospectus by (i) each person, known by the Company to be the beneficial owner of five percent (5%) or more of the outstanding shares of Common Stock, (ii) each of the Company's directors and (iii) all of the Company's officers and directors as a group.


                                                                                        PERCENTAGE OF OWNERSHIP
                                                                                  ------------------------------------
                                                                                  NUMBER OF    PRIOR TO       AFTER
NAME OF BENEFICIAL OWNER*                                                          SHARES      OFFERING    OFFERING(1)
-------------------------------------------------------------------------------   ---------    --------    -----------

Diane Weiser(2)................................................................     840,000        35         23.33

Palatin, AG(3).................................................................   1,560,000        65         43.33

Astrid Hindemith...............................................................   1,560,000        65         43.33

All Officers and Directors as a Group (2 persons)..............................   2,400,000       100%        66.66%


------------------
 * The address of all persons listed in this section is c/o Ecomat, Inc., 147 Palmer Avenue, Mamaroneck, New York 10543-3632.


(1) Does not include up to (a) 120,000 Shares issuable upon the exercise of the Underwriter's Purchase Option, (b) 180,000 Shares issuable upon exercise of the Underwriter's Over-Allotment Option, and (c) 4,000,000 shares of Common Stock authorized for issuance under the Company's stock option plans.


(2) Ms. Weiser is the President, Chief Executive Officer, Secretary, Treasurer and Director of the Company.

(3) Palatin, AG is a Swiss corporation wholly-owned by Astrid Hindemith, a

    Director of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     All of the sales of securities prior to the date hereof were made in reliance upon Section 4(2) of the 1933 Act, which provides exemption for transactions not involving a public offering. All certificates are 'restricted securities' and bear a restrictive legend. See 'Description of Securities--Shares Eligible for Future Sale.'

     The Company was incorporated on December 14, 1995 pursuant to the laws of the State of Delaware. The Company is the successor to Diaber Laundromat, Inc., a New York corporation ('Diaber') which was incorporated on September 21, 1992. The Company was organized to enable Diaber to merge with and into the Company in order to effectuate a reincorporation in the State of Delaware. Diaber merged with and into the Company on March 29, 1996. In connection with the merger, each share of Diaber common stock (a total of 10) was converted into 240,000 shares of the Company's Common Stock, resulting in the issuance of 2,400,000 shares of Common Stock, which constitutes all of the issued and outstanding Common Stock as of the date of this Prospectus. See 'Principal Shareholders' and 'Financial Statements.'


     The Company is currently indebted in the amount of $1,267,677 to Palatin AG, a Swiss corporation which is wholly owned by Astrid Hindemith, a director and principal stockholder. The debt is evidenced by a promissory note bearing interest at 7% per annum which is payable as follows: (a) $1,000,000 is payable on the earlier of (unless earlier accelerated due to an event of default) (i) September 25, 2001 or (ii) the closing of the Company's initial pubic offering of securities and (b) the balance of such indebtedness is due and payable on the earlier of (unless earlier accelerated due to an event of default) (i) September 25, 2001 or (ii) two (2) years from the Effective Date. If the Offering is completed prior to December 31, 1996, Palatin shall have the right to convert, at maturity, the balance of the indebtedness owed to it into shares of Common Stock at a purchase price equal to the book value of the Company's Common Stock on the date of the most recent fiscal quarter ended prior to conversion. See 'Use of Proceeds,' 'Management' and 'Principal Shareholders.'



     The Company is currently indebted in the amount of $71,818 to Diane Weiser, a director and principal stockholder. The debt is evidenced by a promissory note bearing interest at 7% per annum which is payable as follows: $71,818 is payable on the earlier of (unless earlier accelerated due to an event of default) (i) June 29, 2001 or (ii) two (2) years from the Effective Date. If the Offering is completed prior to December 31, 1996, Ms. Weiser shall have the right to convert, at maturity, the balance of the indebtedness owed to her into shares of Common Stock at a purchase price equal to the book value of the Company's Common Stock on the date of the most recent fiscal quarter ended prior to conversion. See 'Management' and 'Principal Shareholders.'




     The Company has entered into a master franchise agreement with Palatin, AG (as the master franchisee), a Swiss corporation which is wholly owned by Astrid Hiudemith, a director and principal stockholder of the Company, for the development of the Ecomat concept in certain European countries. The master franchisee will have the right to establish, and license to other parties, the Ecomat concept. The agreement provides provisions for training, site selection, and assistance (all of which have been provided) and certain development schedules in certain countries. Each franchise agreement will be for an initial term of ten years with three renewal periods of five years each. The agreement provides for a non-refundable master franchise agreement fee of $120,000 (all of which has been paid), ongoing monthly royalty fees in the amount of 1.5% of gross sales from all facilities, 25% of the development fee or franchise fee charged to each unaffiliated developer or franchisee and certain requirements on advertising. The master franchise agreement was approved by all of the disinterested directors in such transaction (Diane Weiser and Richard Becker, a former director of the Company). Management believes that the terms of the master franchise agreement are fair and reasonable in all respects. Reference is hereby made to the master franchise agreement which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.


     The Company intends to indemnify its officers and directors to the full extent permitted by Delaware law. Under Delaware law, a corporation may indemnify its agents for expenses and amounts paid in third party actions and, upon court approval in derivative actions, if the agents acted in good faith and with reasonable care. A majority vote of the Board of Directors, approval of the shareholder or court approval is required to effectuate indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the Company of expenses incurred or paid by an officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.


     Transactions between the Company and its officers, directors, employees and affiliates will be on terms no less favorable to the Company than can be obtained from unaffiliated parties. Any such transactions will be subject to the approval of a majority of the disinterested members (to such transaction) of the Board of Directors. As of the date of this Prospectus there are no disinterested members on the Board of Directors.


                           DESCRIPTION OF SECURITIES


GENERAL

     The Company is offering 1,200,000 shares of Common Stock.

COMMON STOCK

     The Company is authorized to issue up to 25,000,000 shares of Common Stock, $.0001 par value per share, of which 2,400,000 shares were issued and outstanding as of the date of this Prospectus. All of the issued and outstanding shares of Common Stock are and the shares of Common Stock offered hereby when issued against the consideration set forth in this Prospectus, will be, fully paid, validly issued and non-assessable.

     Subject to the rights of holders of Preferred Stock, if any, holders of shares of Common Stock of the Company are entitled to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of Common Stock. See 'Dividend Policy.' Upon liquidation, dissolution or winding up of the Company, after payment of creditors and the holders of any senior securities of the Company, including Preferred Stock, if any, the assets of the Company will be divided pro rata on a per share basis among the holders of the shares of Common Stock. The Common Stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the Common Stock and the Common Stock is not subject to call. The holders of Common Stock do not have any pre-emptive or other subscription rights.

     Holders of shares of Common Stock are entitled to cast one vote for each share held at all stockholders' meetings including the Annual Meeting, for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes 1,000,000 shares of 'blank check' Preferred Stock, none of which are outstanding, whereby the Board of Directors of the Company shall have the authority, without further action by the holders of the outstanding Common Stock, to issue shares of Preferred Stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. The Company has agreed with the Underwriter that it will not issue any such shares for a period of 24 months from the Effective Date without the prior written consent of the Underwriter.

DELAWARE ANTI-TAKEOVER LAW PROVISIONS

     As a Delaware corporation, the Company is subject to Section 203 of the General Corporation Law. In general, Section 203 prevents an 'interested stockholder' (defined generally as a person owing 15% or more of a Delaware corporation's outstanding voting stock) from engaging in a 'business combination' (as defined) with such Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by the directors who are also officers of the corporation and by certain employee stock plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the public announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors and if such business combination is approved by a majority of the board members who were directors prior to any person's becoming an interested stockholder. The provisions of Section 203 requiring a super-majority vote to approve certain corporate transactions could have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in the payment of a premium over market price or changes in control or management of the Company.

LIMITATION ON LIABILITY OF DIRECTORS

     The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of the Company (i) for breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), (iv) for any improper benefit or (v) for breaches of a director's responsibilities under the Federal Securities laws.

TRANSFER AGENT & REGISTRAR

     The transfer agent and registrar for the Company's securities is American Stock Transfer and Trust Company, 40 Wall Street, New York, NY 10005.


SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of this Offering, the Company will have 3,600,000 shares of Common Stock outstanding (3,780,000 if the Over-Allotment Option is exercised in full). Only those sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended, except for any shares purchased by an 'affiliate' of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of Rule 144 adopted under the Securities Act of 1933, as amended. All of the remaining 2,400,000 shares are deemed to be 'restricted securities', as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended, in that such shares were issued and sold by the Company in private transactions not involving a public offering.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or other persons whose shares are aggregated), who has owned restricted shares of Common Stock beneficially for at least two years is entitled to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     All of the shareholders have agreed with the Underwriter not to sell or otherwise dispose of any of their shares of Common Stock for a period of 24 months from the Effective Date without the prior written consent of the Underwriter. The Company has agreed with the Underwriter to refrain from issuing any of its capital stock for a period of 24 months from the Effective Date without the prior written consent of the Underwriter (other than shares issued to employees under the stock plans).

     Prior to this Offering, there has been no market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING

     Patterson Travis, Inc. (the 'Underwriter') has entered into an underwriting agreement with the Company pursuant to which, and subject to the terms and conditions thereof, it has agreed to purchase all of the Shares offered hereby.


     The Company has granted an option to the Underwriter, exercisable during the 30-day period from the date of this Prospectus, to purchase up to a maximum of 180,000 additional Shares at the offering price, less the underwriting discount, to cover over-allotments, if any.

     The Underwriter proposes to offer the Shares to the public at the offering price set forth on the cover page hereof and may offer the Shares to certain
dealers at such price less a concession not in excess of $    per Share. The
Underwriter may allow and such dealers may reallow, a concession not in excess
of $    per Share to certain other dealers, including the Underwriter. The
Underwriter has informed the Company that it will not confirm sales to any accounts over which it exercises discretionary authority.

     In addition to the discounts set forth on the cover page which the Company has agreed to pay to the Underwriter, the Company has agreed to pay from the proceeds of the offering a non-accountable expense allowance to the Underwriter equal to three percent (3%) of the public offering price ($180,000 or $207,000 if the Over-Allotment Option is exercised in full).

     Upon the completion of this offering, the Company has also agreed to sell to the Underwriter for $.001 per option, or an aggregate of $120, an option for the purchase of up to 120,000 Shares (the 'Underwriter's Purchase Option'), each exercisable to purchase one Share at a price equal to $6.00 beginning on the first anniversary and continuing until the fifth anniversary of the date of this Prospectus. The Underwriter's Purchase Option, and the Shares issuable upon exercise of such option have been included in the Registration Statement of which this Prospectus is a part. The options may be exercised as to all or any lesser number of Shares and contain provisions which require, under certain circumstances, the Company to register the securities underlying such options for sale to the public. The options are nontransferable for a period of one year except to officers of the Underwriter, members of the underwriting group and their respective officers or partners. The option exercise price and the number of Option Shares covered by the options are subject to adjustment to protect the holders thereof against dilution in certain events.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the 1933 Act. Insofar as indemnification for liabilities arising under the 1933 Act may be provided to the officers, directors or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.



     The Company has granted to the Underwriter the right to designate a member of the Company's Board of Directors for a period of three years or, in the alternative, to designate a person to attend all Board of Directors meetings and to receive all notices or communications to Directors during such three year period, all at the expense of the Company. As of the date of this Prospectus, the Underwriter has not exercised any of such rights.



     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Shares has been determined by negotiations between the Company and the Underwriter. Among the factors considered in the negotiations were an analysis of the areas of activity in which the Company is engaged, the present state of the Company's business, the Company's financial condition, the Company's prospects, an assessment of management and the general condition of the securities market at the time of this offering. See 'Risk Factors--No Assurance of Public Market.' The public offering price of the Shares does not bear any relationship to assets, earnings, book value or other criteria of value applicable to the Company.



     Prior to the date of this Prospectus, all holders of the Company's Common Stock have agreed not to sell, assign or transfer any of their shares of the Company's securities without the Underwriter's prior written consent for a period of 24 months from the Effective Date. In addition, the Company has agreed not to issue any shares of its capital stock for a period of 24 months from the Effective Date without the consent of the Underwriter.


                                    EXPERTS

     The financial statements of the Company appearing in this Prospectus and Registration Statement at December 31, 1995 and for the year then ended have been audited by Grant Thornton LLP, Independent Certified Public Accountants, and at December 31, 1994 and for the year then ended by Pustorino, Puglisi & Co., P.C., Independent Certified Public Accountants, as set forth in their respective reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS


     Pustorino, Puglisi & Co., P.C. served as the Company's independent auditors for the period from September 21, 1992 (inception) to December 31, 1994. On December 8, 1995, the Company's Board of Directors replaced Pustorino, Puglisi & Co., P.C. in favor of Grant Thornton LLP as its independent certified public accountants. Grant Thornton LLP replaced Pustorino, Puglisi & Co., P.C. as the Company desired the services of a national accounting firm. Pustorino, Puglisi & Co., P.C.'s report on the Company's financial statements for the period from September 21, 1992 (inception) to December 31, 1994, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During this period there was no disagreement with Pustorino, Puglisi & Co., P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Pustorino, Puglisi & Co., P.C.'s satisfaction, would have caused Pustorino, Puglisi & Co., P.C. to make reference to the subject matter of the disagreement in connection with its report.

                                 LEGAL MATTERS

     The validity of the Securities being offered hereby will be passed upon for the Company by Bernstein & Wasserman, LLP, 950 Third Avenue, New York, NY 10022. Bernstein & Wasserman, LLP, has served, and continues to serve, as counsel to the Underwriter on matters unrelated to this offering. Legal matters for the Underwriter will be passed upon by Gerald A. Kaufman, Esq., 33 Walt Whitman Road, Suite 233, Huntington Station, NY 11746.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                                           PAGE
                                                                                                        ----------
Reports of independent certified public accountants
  Grant Thornton LLP.................................................................................          F-2
  Pustorino, Puglisi & Co., P.C......................................................................          F-3

Consolidated financial statements
  Consolidated balance sheets........................................................................          F-4
  Consolidated statements of operations..............................................................          F-5
  Consolidated statement of stockholders' equity.....................................................          F-6
  Consolidated statements of cash flows..............................................................          F-7
  Notes to consolidated financial statements.........................................................   F-8 - F-14

                        REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

Board of Directors
Ecomat, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Ecomat, Inc. and Subsidiaries as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ecomat, Inc. and Subsidiaries as of December 31, 1995, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has generated only limited revenue and has incurred net losses of approximately $1,119,000 and $839,000 for the years ended December 31, 1995 and 1994, respectively. In addition, the Company has to date relied on debt and equity funding from its founders to fund its operations. These factors, among others, as discussed in Note B to the consolidated financial statements raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The 1995 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          GRANT THORNTON LLP

New York, New York
February 5, 1996,
except for Note A,
as to which the date
is March 29, 1996

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Ecomat, Inc.:

We have audited the accompanying consolidated balance sheet of Ecomat, Inc. (formerly, Diaber Laundromat, Inc.) and Subsidiaries as of December 31, 1994, and the related statements of loss, retained deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ecomat, Inc. (formerly, Diaber Laundromat, Inc.) and Subsidiaries as of December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                              Pustorino, Puglisi & Co., P.C.


New York, New York
January 15, 1996

                         ECOMAT, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                                                                DECEMBER 31,
                                                                          ------------------------
                                                                             1994          1995
                                                                          ----------    ----------    SEPTEMBER 30,
                                                                                                          1996
                                                                                                      -------------
                                                                                                       (UNAUDITED)
                                ASSETS
Current assets
  Cash.................................................................   $   12,501    $   10,447     $   149,567
  Accounts receivable..................................................           --         5,200          20,282
  Franchise fees receivable............................................           --            --          92,250
  Prepaid expenses.....................................................           --            --          15,261
                                                                          ----------    ----------    -------------
     Total current assets..............................................       12,501        15,647         277,360
Property and equipment, net............................................      254,886       775,228         687,204
Deferred offering costs................................................           --            --         185,154
Other assets...........................................................       11,168        32,463          31,719
                                                                          ----------    ----------    -------------
                                                                          $  278,555    $  823,338     $ 1,181,437
                                                                          ----------    ----------    -------------
                                                                          ----------    ----------    -------------
           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities
  Accounts payable and accrued expenses................................   $   26,702    $  171,787     $   621,583
  Deferred revenue.....................................................           --         7,000              --
                                                                          ----------    ----------    -------------
     Total current liabilities.........................................       26,702       178,787         621,583
Notes payable..........................................................           --     1,029,500       1,614,632
Deferred rent payable..................................................       75,110       161,070         173,597
Deferred revenue.......................................................           --        76,000         366,835
Commitments and contingencies
Stockholders' equity (deficiency)
  Preferred stock, $.0001 par value; authorized, 1,000,000 shares; no
     shares issued and outstanding.....................................           --            --              --
  Common stock, $.0001 par value; authorized, 25,000,000 shares; issued
     and outstanding, 2,400,000 shares.................................          240           240             240
  Additional paid-in capital...........................................    1,289,760     1,609,760       1,609,760
  Accumulated deficit..................................................   (1,113,257)   (2,232,019)     (3,205,210)
                                                                          ----------    ----------    -------------
                                                                             176,743      (622,019)     (1,595,210)
                                                                          ----------    ----------    -------------
                                                                          $  278,555    $  823,338     $ 1,181,437
                                                                          ----------    ----------    -------------
                                                                          ----------    ----------    -------------



        The accompanying notes are an integral part of these statements.

                         ECOMAT, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                                NINE MONTHS
                                                                                                                   ENDED
                                                                        YEAR ENDED DECEMBER 31,                  SEPTEMBER
                                                            ------------------------------------------------        30,
                                                                     1994                      1995             -----------
                                                            ----------------------    ----------------------       1995
                                                                                                                -----------
                                                                                                                (UNAUDITED)
Revenues
  Cleaning and laundry services..........................         $        147,076         $         195,709    $   134,740
                                                            ----------------------    ----------------------    -----------
Costs and expenses
  Facilities operating costs:
     Compensation........................................                   90,002                   179,870        108,335
     Advertising and Promotion...........................                    6,393                    14,627          9,683
     Supplies............................................                   27,261                    23,069         24,437
     Rent................................................                   47,571                    85,246         77,979
     Utilities...........................................                   29,379                    29,931         37,257
     Other...............................................                    5,325                     4,621         17,158
                                                            ----------------------    ----------------------    -----------
                                                                           205,931                   337,364        264,849
                                                            ----------------------    ----------------------    -----------

  Advertising and promotion, franchise sales.............                   52,062                   101,128         77,310
                                                            ----------------------    ----------------------    -----------
                                                            ----------------------    ----------------------    -----------
  General and administrative expenses
    Compensation.........................................                  161,938                   261,369        184,447
    Rent.................................................                   11,001                   107,131         46,166
    Professional and consulting fees.....................                  131,761                   145,680         75,164
    Other................................................                  218,396                   242,545        254,294
                                                            ----------------------    ----------------------    -----------
                                                                           523,096                   756,925        560,071
                                                            ----------------------    ----------------------    -----------
  Depreciation and amortization..........................                   55,625                    85,766         44,506
                                                            ----------------------    ----------------------    -----------
     Total costs and expenses                                              836,714                 1,280,983        946,736

Loss on disposition of assets............................                  139,890                     3,250             --
                                                            ----------------------    ----------------------    -----------
     Operating loss......................................                 (829,528)               (1,088,524)      (811,996)
                                                            ----------------------    ----------------------    -----------
Other income (expense)
  Other income...........................................                       --                     5,185          8,327
  Interest expense.......................................                   (5,631)                  (29,725)       (12,386)
                                                            ----------------------    ----------------------    -----------
                                                                            (5,631)                  (24,540)        (4,059)
                                                            ----------------------    ----------------------    -----------
     Loss before provision for income taxes..............                 (835,159)               (1,113,064)      (816,055)
Income taxes.............................................                    4,117                     5,698          2,659

                                                            ----------------------    ----------------------    -----------
     Net loss............................................         $       (839,276)        $      (1,118,762)   $  (818,714)
                                                            ----------------------    ----------------------    -----------
                                                            ----------------------    ----------------------    -----------
Net loss per share.......................................         $         ) (.35         $           )(.47    $      (.34)
                                                            ----------------------    ----------------------    -----------
                                                            ----------------------    ----------------------    -----------
Weighted average shares outstanding......................                2,400,000                 2,400,000      2,400,000
                                                            ----------------------    ----------------------    -----------
                                                            ----------------------    ----------------------    -----------


                                                              1996

Revenues
  Cleaning and laundry services..........................  $   326,607
                                                           -----------
Costs and expenses
  Facilities operating costs:
     Compensation........................................      151,515
     Advertising and Promotion...........................       25,794
     Supplies............................................       15,341
     Rent................................................      117,502
     Utilities...........................................       66,627
     Other...............................................       40,847
                                                           -----------
                                                               417,626
                                                           -----------
  Advertising and promotion, franchise sales.............       31,327
                                                           -----------
                                                           -----------

General and administrative expenses
  Compensation...........................................      310,624
  Rent...................................................       50,559
  Professional and consulting fees.......................       52,811
  Other..................................................      279,458
                                                           -----------
                                                               693,452
                                                           -----------
  Depreciation and amortization..........................       90,552
                                                           -----------
     Total costs and expenses                                1,232,951

Loss on disposition of assets............................           --
                                                           -----------
     Operating loss......................................     (906,344)
                                                           -----------
Other income (expense)
  Other income...........................................          352
  Interest expense.......................................      (63,314)
                                                           -----------
                                                               (62,962)
                                                           -----------
     Loss before provision for income taxes..............     (969,306)

Income taxes.............................................        3,885
                                                           -----------
     Net loss............................................  $  (973,191)
                                                           -----------
                                                           -----------
Net loss per share.......................................  $      (.41)
                                                           -----------
                                                           -----------
Weighted average shares outstanding......................    2,400,000
                                                           -----------
                                                           -----------


        The accompanying notes are an integral part of these statements.

                         ECOMAT, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)


                                                                                                           TOTAL
                                                                          ADDITIONAL                    DEFICIT IN
                                                   PREFERRED    COMMON     PAID-IN      ACCUMULATED    STOCKHOLDERS'
                                                     STOCK      STOCK      CAPITAL        DEFICIT         EQUITY
                                                   ---------    ------    ----------    -----------    -------------
Balance at December 31, 1993....................     $  --       $240     $  649,760    $  (273,981)    $    376,019
Shareholder contributions.......................        --         --        640,000             --          640,000
Net loss for the year...........................        --         --             --       (839,276)        (839,276)
                                                   ---------    ------    ----------    -----------    -------------
Balance at December 31, 1994....................        --        240      1,289,760     (1,113,257)         176,743
Shareholder contributions.......................        --         --        320,000             --          320,000
Net loss for the year...........................        --         --             --     (1,118,762)      (1,118,762)
                                                   ---------    ------    ----------    -----------    -------------
Balance at December 31, 1995....................        --        240      1,609,760     (2,232,019)        (622,019)
Net loss for the nine months ended September 30,
  1996 (unaudited)..............................        --         --             --       (973,191)        (973,191)
                                                   ---------    ------    ----------    -----------    -------------
Balance at September 30, 1996 (unaudited).......     $  --       $240     $1,609,760    $(3,205,210)    $ (1,595,210)
                                                   ---------    ------    ----------    -----------    -------------
                                                   ---------    ------    ----------    -----------    -------------


         The accompanying notes are an integral part of this statement.

                         ECOMAT, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                               ------------------------    ----------------------
                                                                 1994          1995          1995         1996
                                                               ---------    -----------    ---------    ---------
                                                                                           (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities
  Net loss..................................................   $(839,276)   $(1,118,762)   $(818,714)   $(973,191)
     Adjustment to reconcile net loss to net cash used in
       operating activities
       Depreciation and amortization........................      55,625         85,766       44,506       90,552
       Loss on disposition of assets........................     139,890          3,250           --           --
     Changes in assets and liabilities
       Accounts receivable and prepaid expenses.............          --         (5,200)     (24,459)    (122,593)
       Other assets.........................................     (10,361)       (21,295)     (18,727)          --
       Accounts payable and accrued expenses................       8,305        114,744      181,088      317,796
       Accrued interest.....................................          --         29,500           --       63,314
       Deferred rent payable................................      75,110         85,960       44,033       12,527
       Deferred revenue.....................................          --         83,000       76,000      290,835
                                                               ---------    -----------    ---------    ---------
Net cash used in operating activities.......................    (570,707)      (743,037)    (516,273)    (320,760)
                                                               ---------    -----------    ---------    ---------
Cash flows from investing activities
  Purchase of property and equipment........................     (67,106)      (579,017)    (560,354)      (1,784)
                                                               ---------    -----------    ---------    ---------
Net cash used in investing activities.......................     (67,106)      (579,017)    (560,354)      (1,784)
                                                               ---------    -----------    ---------    ---------
Cash flows from financing activities
  Proceeds from shareholder contributions...................     640,000        320,000      320,556           --
  Payment of deferred offering costs........................          --             --           --      (60,154)
  Payment of note payable...................................     (26,526)            --           --           --
  Proceeds from notes payable...............................          --      1,000,000      816,423      521,818
                                                               ---------    -----------    ---------    ---------
Net cash provided by financing activities...................     613,474      1,320,000    1,136,979      461,664
                                                               ---------    -----------    ---------    ---------
Net (decrease) increase in cash and cash equivalents........     (24,339)        (2,054)      60,352      139,120
Cash and cash equivalents--beginning of period..............      36,840         12,501       12,501       10,447
                                                               ---------    -----------    ---------    ---------
Cash and cash equivalents--end of period....................   $  12,501    $    10,447    $  72,853    $ 149,567
                                                               ---------    -----------    ---------    ---------
                                                               ---------    -----------    ---------    ---------
Supplemental disclosures of cash flow information:
  Cash paid during the period for
     Interest...............................................   $   5,631    $       225    $      --    $      --
     Income taxes...........................................   $   4,117    $     5,698    $   2,659    $   3,885

         The accompanying notes are an integral part of these statements.

                         ECOMAT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994
             (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE
             MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED)

NOTE A--ORGANIZATION AND NATURE OF BUSINESS


     Ecomat, Inc. (the 'Company' or 'Ecomat'), a Delaware corporation, was formed on December 14, 1995 to serve as the successor by merger (the 'Merger') to Diaber Laundromat, Inc. ('Diaber'). The Merger of the Company and Diaber took place effective March 29, 1996. In connection with the Merger, each share of the Company's common stock (a total of 10) converted into 240,000 shares of the Company's common stock, resulting in the issuance of 2,400,000 shares of common stock, all of which are issued and outstanding.

     The Merger was accounted for at historical cost in a manner similar to a pooling-of-interests accounting as the entities included in the Merger are under common control. The accompanying financial statements reflect the effects of the Merger described above.

     The Company, through its wholly-owned subsidiaries, operates and intends to franchise environmentally sound cleaning and laundromat facilities, currently in the New York area. The Company and its franchisees are dependent upon various third-party manufacturers and suppliers to provide laundromat and wet cleaning equipment, as well as specialized finishing and cleaning products. Ecomat has three subsidiaries:

          1. 8th Street Laundromat, Inc. ('8th Street'), a Company-owned full-service Ecomat cleaners and laundromat located in New York City.

          2. Ecoclean Systems International, Ltd. ('Ecoclean Systems'), a Company-owned full-service cleaners and laundromat located in Mamaroneck, New York.

          3. Ecofranchising, Inc. ('Ecofranchising') is the franchiser of the Ecomat concept.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  1. Basis of Presentation


     The Company has generated only limited revenue and has incurred net losses of approximately $1,119,000 and $839,000 for the years ended December 31, 1995 and 1994 and $973,000 and $819,000 for the nine months ended September 30, 1996 and 1995, respectively. The Company has an accumulated deficit of approximately $3,205,000 and $2,232,000 and negative working capital of approximately $344,000 and $163,000 at September 30, 1996 and December 31, 1995, respectively. These factors raise substantial doubt about the Company's ability to continue as a going concern. In addition, the Company has not made timely payments of payroll taxes; approximately $149,000 are past due and accrued as of September 30, 1996. The accompanying financial statements do not include any adjustments that might result from the outcome of the aforementioned uncertainty. Management anticipates that it may incur additional losses in its Company-owned facilities until a sufficient number of new units can be added. During the period required to successfully develop and market its Ecomat concept as well as add new Company-owned stores, the Company will require additional funds for operations. The Company has, to date, relied primarily on debt and equity funding from its founders to fund its operations.



     Management's plans in regard to these matters include (1) an initial public offering ('IPO') of a 1,200,000 shares of Ecomat common stock, (2) obtaining interim short-term financing until such time as the planned initial public offering is completed and (3) considering additional private placements of equity securities in the event the initial public offering is not completed.


     The common stock is expected to be sold at $5.00 per share. There is no assurance that the offering will be successful.

  2. Basis of Combination

     The consolidated financial statements include the Company, Diaber and its three wholly-owned subsidiaries. All intercompany transactions have been eliminated in consolidation.


     The December 31, 1994 statements of operations and cash flows include approximately $36,000 in revenues and $174,000 in losses relating to the operations of Ecowash, Inc. ('Ecowash'), a wholly-owned subsidiary of

                         ECOMAT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                           DECEMBER 31, 1995 AND 1994
             (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED)


NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) the Company until December 31, 1994, when it ceased operations and was liquidated into Diaber. Ecowash was a Company-owned store in New York City.

  3. Revenue Recognition

     Revenue from Company-owned stores is recognized in the period in which related cleaning and laundry services are sold.



     The Company's standard single franchise agreement requires the franchisee to pay an initial nonrefundable fee, as well as a royalty of 5.5% of sales for a ten-year period. Revenue derived from initial franchise fees is recognized when the franchise store opens and when all material services or conditions relating to the sale have been substantially completed. Royalties are recognized in the same period in which related franchise store revenue is generated.



     A cluster franchise agreement provides for a franchise to operate multiple locations from a central facility within a given geographic area.



     A master franchise agreement is used for foreign locations and is designed for a country or group of countries constituting a 'territory'. The master franchisee sub-franchises Ecomat units or clusters within the territory and/or operates stores owned by the master franchisee.



     Revenues derived from initial franchise fees for cluster franchises and master franchises are recognized on a pro-rata basis (based on the minimum number of facilities expected to be opened) as facilities, subject to the terms of the agreement, are opened and when all material obligations or conditions relating to the agreement have been substantially satisfied.



     At December 31, 1995 and September 30, 1996, respectively, the Company had approximately $76,000 and $367,000 respectively, of deferred revenue relating to initial franchise fees (including a master franchise fee) for which the related franchise stores have not yet opened.


  4. Property and Equipment

     Property and equipment are stated at cost. Depreciation is determined on the straight-line method over the estimated useful lives of the assets (ranging from 5 to 10 years). Maintenance and repairs are expensed as incurred.

  5. Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  6. Income Taxes

     Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  7. Net Loss Per Share


     Net loss per share has been computed using the weighted average number of common shares outstanding after giving retroactive effect to the Merger. The supplemental pro forma loss per share is based upon (i) 2,400,000 shares of common stock outstanding during the period and (ii) the number of shares (80,897, 46,112 and 217,909 for the year ended December 31, 1995 and the nine months ended September 30, 1995 and 1996) whose proceeds would be necessary to repay certain debt of the Company (Note E). The supplemental pro

                         ECOMAT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                           DECEMBER 31, 1995 AND 1994
             (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED)


NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

forma loss per share was $.44, $.33 and $.35 for the year ended December 31, 1995 and the nine months ended September 30, 1995 and 1996.


   8. Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

   9. Research and Development Costs

     The Company expenses all costs related to research and development as incurred.

  10. New Accounting Standards Adopted

     In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of' ('SFAS No. 121'), which provides guidance on when to assess and how to measure impairment of long-lived assets, certain intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. This statement is effective for financial statements for fiscal years beginning after December 15, 1995. The Company's adoption of SFAS No. 121 did not have a material effect on the Company.

  11. Interim Financial Information


     The financial information presented as of September 30, 1996, for the nine months ended September 30, 1996 and 1995, and events subsequent to September 30, 1996 disclosed in the notes to the financial statements are unaudited. In the opinion of management, this unaudited financial information contains all adjustments (which consist of normal recurring accrual adjustments) necessary for a fair presentation for the interim periods presented. The results for the interim periods are not necessarily indicative of results expected for the full year.


NOTE C--PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows:


                                                                       DECEMBER 31,
                                                                   --------------------    SEPTEMBER 30,
                                                                     1994        1995          1996
                                                                   --------    --------    -------------
Laundry equipment...............................................   $182,232    $430,848      $ 420,617
Computer equipment..............................................     18,397      36,557         37,752
Leasehold improvements..........................................    101,018     390,646        399,294
Furniture and fixtures..........................................         --      46,454         48,626
Automobile......................................................         --       3,250          3,250
                                                                   --------    --------    -------------
                                                                    301,647     907,755        909,539
Less accumulated depreciation and amortization..................    (46,761)   (132,527)      (222,335)
                                                                   --------    --------    -------------
                                                                   $254,886    $775,228      $ 687,204
                                                                   --------    --------    -------------
                                                                   --------    --------    -------------



     Depreciation and amortization expense aggregated approximately $86,000, $56,000, $91,000, and $44,000 for the years ended December 31, 1995 and 1994 and for the nine months ended September 30, 1996 and 1995, respectively.

                         ECOMAT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                           DECEMBER 31, 1995 AND 1994
             (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED)


NOTE C--PROPERTY AND EQUIPMENT--(CONTINUED)
     During 1994, the Company had a loss on disposition of assets relating to the closing of a facility in New York City. The owner of the building in which the facility operated never obtained the proper certificate of occupancy for commercial use. As a result of the store closing, the Company abandoned certain cleaning equipment and leasehold improvements relating to the renovation of the property. The leasehold improvements had a net book value of $89,000 and the cleaning equipment had a net book value of $51,000 when the assets were abandoned, resulting in a loss of approximately $140,000.

     During 1995, the Company disposed of old garment presses, resulting in a loss of $3,250.

NOTE D--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses are summarized as follows:


                                                                        DECEMBER 31,
                                                                     -------------------    SEPTEMBER 30,
                                                                      1994        1995          1996
                                                                     -------    --------    -------------
Payroll and payroll taxes.........................................   $ 8,986    $ 43,983      $ 187,051
Professional fees.................................................    10,000      77,357        158,501
Rent..............................................................     7,200      14,107         53,623
Equipment purchases...............................................        --      30,341             --
Other payables....................................................       516       5,999        222,408
                                                                     -------    --------    -------------
                                                                     $26,702    $171,787      $ 621,583
                                                                     -------    --------    -------------
                                                                     -------    --------    -------------



     The Company has not made timely payments of its payroll taxes; approximately $37,500 and $149,000, respectively, of payroll taxes payable are past due and accrued as of December 31, 1995 and September 30, 1996, respectively.


NOTE E--NOTES PAYABLE

     Notes payable consist of the following:



                                                                   DECEMBER 31,    SEPTEMBER 30,
                                                                       1995            1996
                                                                   ------------    -------------
Note payable--majority stockholder(a)...........................    $1,000,000      $ 1,185,000
Note payable--officer/stockholder(b)............................            --           71,818
Note payable(c).................................................            --          265,000
Accrued interest................................................        29,500           92,814
                                                                   ------------    -------------
                                                                    $1,029,500      $ 1,614,632
                                                                   ------------    -------------
                                                                   ------------    -------------


------------------

(a) As of December 31, 1995, the Company was indebted in the amount of $1,000,000 to a foreign corporation wholly-owned by a director and stockholder of the Company ($1,029,500) including interest. The debt was evidenced by a promissory note bearing interest at 7% per annum, which is payable at the earlier of (i) May 21, 2000 or (ii) the closing of the Company's IPO (see Note
I). At any time after January 1, 1997 and before May 21, 2000 (if the closing of the anticipated IPO (Note I-1) has not occurred), the note holder may, at its option, convert the note into 384,000 shares of the Company's common stock. The balance at December 31, 1995 and September 30, 1996 includes $29,500 and $92,800, respectively, of accrued interest.

                         ECOMAT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                           DECEMBER 31, 1995 AND 1994
             (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED)


NOTE E--NOTES PAYABLE--(CONTINUED)

     The note was revised as of September 26, 1996 to reflect additional borrowings. In addition, the note was revised to reflect the following terms:


Amount (including interest)   $1,268,000 ($1,185,000 was outstanding as of September 30, 1996)
Interest                      7% per annum

Maturity                      $1,000,000 on the earliest of (a) September 25, 2001, (b) the closing date of the Company proposed IPO or (c) an event of default (as defined)
                              and the balance due on the earlier of September 25, 2001 or two years after the closing of the IPO.
Conversion                    $268,000 of the note is convertible into common stock at a price equal to the book value of the Company (as defined) within certain limitations as defined in the note.



(b) The Company has a note payable to an officer/principal stockholder/director in the amount of $71,818 at September 30, 1996. The note matures on the earlier of (a) June 27, 2001 or (b) two years after the closing of the proposed IPO and is convertible into common stock at a price equal to the book value of the Company (as defined) within certain limitations as defined in the note.



(c) The Company is indebted in the amount of $265,000 at September 30, 1996 to an individual who is affiliated with the Company's underwriter. The debt is evidenced by promissory notes. $140,000 of such amount bears interest at 12% per annum and the remaining $125,000 does not bear interest. The Company anticipates that the notes will be repaid from the net proceeds of the IPO.



The Notes payable are all due in the year 2001, subject to earlier payment as described.


NOTE F--INCOME TAXES

     At December 31, 1995, the Company had net operating loss carryforwards of approximately $2,030,000 for income tax purposes expiring through 2010. The Company's ability to utilize net operating losses may be limited due to changes in ownership resulting from the shares issued in the proposed IPO, additional issuances of the Company's common stock or other changes in ownership, as defined in Internal Revenue Code Section 382 and related regulations. The Company intends to elect to file consolidated Federal tax returns for 1996.

     For financial statement purposes, a valuation allowance equal to the amount of the net deferred tax asset at December 31, 1995 and 1994, respectively, has been recognized, as the realization of such deferred tax assets is uncertain.

                         ECOMAT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                           DECEMBER 31, 1995 AND 1994
             (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED)


NOTE F--INCOME TAXES--(CONTINUED)
     Components of the Company's deferred tax assets (liabilities) are as follows:

                                                                           DECEMBER 31,
                                                                     ------------------------
                                                                       1994          1995
                                                                     ---------    -----------
Interest expense..................................................   $      --    $    12,000
Lease obligation..................................................      30,000         64,000
Net operating loss carryforwards..................................     413,000        966,000
                                                                     ---------    -----------
                                                                       443,000      1,042,000
Valuation allowance...............................................    (443,000)    (1,042,000)
                                                                     ---------    -----------
Net deferred tax asset............................................   $      --    $        --
                                                                     ---------    -----------
                                                                     ---------    -----------

NOTE G--COMMITMENTS

  1. Lease Commitments

     The Company has entered into various operating leases for its executive office and Company-owned stores, as well as certain equipment expiring at various times through the year 2005.

     Aggregate future minimum lease payments required under noncancellable operating leases at December 31, 1995 are as follows:

1996........................................................   $  184,000
1997........................................................      190,000
1998........................................................      196,000
1999........................................................      201,000
2000........................................................      203,000
Thereafter..................................................      818,000
                                                               ----------
Total future minimum lease payments required................   $1,792,000
                                                               ----------

                                                               ----------


     Total rent expense for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1995 and 1996 amounted to approximately $125,000, $200,000, $124,000 and $168,000, respectively. Rent expense is charged on a straight-line basis over the respective terms of the lease. The excess of rent expense over the required lease payments is reflected as deferred rent payable as of December 31, 1995 and 1994 and September 30, 1996.


  2. Employment Agreements


     The Company entered into five-year employment agreements commencing January 1, 1996 and ending December 31, 2000, with the Company's Chief Executive Officer and President and its Chief Operating Officer. Subsequent to June 30, 1996, the agreement with the Chief Operating Officer ('COO') was terminated and the Company agreed to pay the former COO approximately $45,000 (inclusive of certain health benefits) in severance which was expensed during the nine months ended September 30, 1996.


     The Company and the CEO have entered into a new agreement effective
October 1, 1996. Under this agreement, the CEO will receive a annual base salary of $75,000 (that may be increased from time to time by the Board of Directors). In addition, the CEO has the right to receive for no additional consideration under the employment agreement (i) up to 20,000 shares of common stock if the after-tax earnings of the Company and its subsidiaries are at least $1,500,000 in fiscal years 1996 and 1997, and (ii) up to 40,000 shares of common stock if the after-tax earnings of the Company and its subsidiaries are at least $2,000,000 for fiscal years 1996-1998 (only

                         ECOMAT, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                           DECEMBER 31, 1995 AND 1994
             (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED)


NOTE G--COMMITMENTS--(CONTINUED)
     20,000 shares if the CEO was issued 20,000 shares each after fiscal 1997). Under the employment agreement, employment terminates upon death or total disability of the employee and may be terminated by the Company for cause.

     The Company has entered into a five-year employment agreement commencing January 15, 1996 and ending January 14, 2000, with its Vice President of Franchise Sales and Marketing. Under this employment agreement, this individual will receive an annual base salary of $93,000. In addition, he has the right to receive (i) up to 20,000 shares of common stock if the after-tax earnings of the

Company and its subsidiaries are at least $1,500,000 in fiscal years 1996 and 1997, and (ii) up to 40,000 shares of common stock if the after-tax earnings of the Company and its subsidiaries are at least $2,000,000 for fiscal years 1996-1998 (only 20,000 shares if he was issued 20,000 shares after fiscal 1997). Under the employment agreement, employment terminates upon death or total disability of the employee and may be terminated by the Company for cause.

     The Company has entered into a two-year employment agreement commencing April 1, 1995 and ending March 31, 1997, with its Director of Management Information Systems. Under this employment agreement, this individual will receive an annual base salary of $62,400. Under this employment agreement, employment terminates upon death or total disability of the employee and may be terminated by the Company for cause.

NOTE H--RELATED PARTY TRANSACTIONS


     The Company and a director (who also controls a corporation that is the majority shareholder of the Company) entered into a Master Franchise Agreement dated January 27, 1996 that gives the director the right to (i) establish and operate cleaning facilities in Europe and (ii) license other unaffiliated parties to establish and operate cleaning facilities in Europe. At September 30, 1996, the Company has recorded the master franchise fee of $120,000 as deferred franchise revenue and will recognize the fee on a pro-rata basis as facilities subject to the agreement are opened.


NOTE I--SUBSEQUENT EVENTS

  1. Proposed Public Offering of Securities and Deferred Offering Costs


     The Company is in the process of filing a registration statement for a proposed IPO of 1,200,000 shares of common stock. The Company intends to repay approximately $1,299,000 ($1,274,000 of which was outstanding as of September 30, 1996) of the notes payable and accrued interest (Note E) with the net proceeds of its proposed IPO. Offering costs, consisting of legal and accounting fees relating to the Company's planned IPO, have been deferred and will be charged against the proceeds of such offering or, in the event the offering is unsuccessful, against operations in the period in which the offering is aborted.


  2. Stock Option Plans

     In January 1996, the directors and stockholders of the Company adopted the 1996 Incentive Stock Option and Stock Appreciation Rights Plan ('Incentive Option Plan') and the 1996 Non-Qualified Stock Option (the 'Nonqualified Option Plan'), collectively the 'Plans.' Pursuant to the Incentive Option Plan, key employees and directors are eligible to receive incentive stock options, stock appreciation rights ('SARs') and nonqualified options. Pursuant to the Nonqualified Option Plan, key employees, directors, consultants, distributors, professional and independent contractors are eligible to receive nonqualified options. The Plans will be administered by the Board of Directors or an appointed committee which will determine the recipients of such grants. The

Incentive Option Plan and the Nonqualified Option Plan each provide for options covering 2,000,000 shares of the Company's common stock to be granted under the Plans. As permitted by the provisions of Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-Based Compensation,' the Company has adopted the Accounting Principles Board Opinion No. 25 or intrinsic value method of accounting for employee stock options. Accordingly, the determined fair value of stock options granted will be disclosed rather than recognized in the financial statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                            ------------------------

                               TABLE OF CONTENTS


                                                  PAGE
                                                  ----
Prospectus Summary.............................     4
Summary Financial Information and Data.........     7
Risk Factors...................................     8
Use of Proceeds................................    16
Dilution.......................................    17
Capitalization.................................    18
Dividend Policy................................    18
Selected Financial Data........................    19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    20
Business.......................................    24
Management.....................................    36
Principal Shareholders.........................    39
Certain Relationships and Related
  Transactions.................................    40
Description of Securities......................    41
Underwriting...................................    43
Experts........................................    44
Change in Accountants..........................    44
Legal Matters..................................    44
Financial Statements...........................   F-1


                            ------------------------


     UNTIL                , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        1,200,000 SHARES OF COMMON STOCK

                                  ECOMAT, INC.

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                             PATTERSON TRAVIS, INC.

                                            , 1996


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Indemnification is provided for in Article Tenth of the Company's Certificate of Incorporation and such provisions are incorporated herein by reference.

     Reference is hereby made to the section 'Description of Securities--Limitation on Liability of Directors' in the Prospectus which is a part of this Registration Statement for a more detailed description of indemnification arrangements between the Company and its directors.

ITEMS 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with this offering are as follows:


SEC filing fee.............................................   $  8,034.76
NASD filing fee............................................   $  2,830.10
NASDAQ filing fee..........................................   $ 10,000.00
Transfer agent's fees......................................   $  1,500.00
Printing and engraving*....................................   $ 30,000.00
Legal fees and expenses....................................   $120,000.00
Accounting fees and expenses...............................   $ 75,000.00
Blue Sky fees and expenses.................................   $ 45,000.00
Miscellaneous expenses*....................................   $  7,635.14
                                                              -----------
     Total.................................................   $300,000.00
                                                              -----------
                                                              -----------


------------------
* Indicates expenses that have been estimated for the purpose of filing.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     There were no underwriting discounts and commissions paid in connection with the issuance of any shares of Common Stock prior to the date of this Registration Statement.

     All of the sales of securities prior to the date hereof were made in reliance upon Section 4(2) of the 1933 Act, which provides exemption for transactions not involving a public offering. All certificates are 'restricted securities' and bear a restrictive legend. See 'Description of Securities--Shares Eligible for Future Sale.'



     The Company was incorporated on December 14, 1995 pursuant to the laws of the State of Delaware. The Company is the successor to Diaber Laundromat, Inc., a New York corporation ('Diaber') which was incorporated on September 21, 1992. The Company was organized to enable Diaber to merge with and into the Company in order to effectuate a reincorporation in the State of Delaware. Diaber merged with and into the Company on March 29, 1996. In connection with the merger, each share of Diaber common stock (a total of 10) was converted into 240,000 shares of the Company's Common Stock, resulting in the issuance on March 29, 1996 of 2,400,000 shares of Common Stock, which constitutes all of the issued and outstanding Common Stock, as of the date of this Prospectus. 1,560,000 of such shares are held by Palatin, AG, a corporation owned by Astrid Hindemith, a director of the Company. The remaining 840,000 shares of Company Stock are owned by Diane Weiser, President, Secretary, Treasurer and director of the Company. See 'Principal Shareholders' and 'Financial Statements.'


ITEM 27. EXHIBITS.


 EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
----------   --------------------------------------------------------------------------------------------------------
    1.1       --   Form of Underwriting Agreement
    1.2       --   Intentionally Omitted

 EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
----------   --------------------------------------------------------------------------------------------------------
    1.3       --   Form of Selected Dealer Agreement
    3.1       --   Certificate of Incorporation of the Company
    3.2       --   Form of Certificate of Merger (Delaware)
    3.3       --   Form of Certificate of Merger (New York)
    3.4       --   Form of Agreement and Plan of Merger
    3.5       --   By-Laws of the Company
    4.1       --   Specimen Certificate for shares of Common Stock
    4.2       --   Intentionally Omitted
    4.3       --   Intentionally Omitted
    4.4       --   Intentionally Omitted
    4.5       --   Form of Underwriter's Purchase Option
    4.6       --   Intentionally Omitted
    5         --   Opinion of Bernstein & Wasserman, LLP on legality of securities being registered*
   10.1       --   Employment Agreement between the Company and Diane Weiser

   10.2       --   Intentionally Omitted
   10.3       --   Company's Franchise Offering Circular
   10.4       --   1996 Incentive Stock Option and Stock Appreciation Rights Plan
   10.5       --   1996 Non-Qualified Stock Option Plan
   10.6       --   Agreement of Lease for Premises located at 140-146 West 72nd Street, New York, New York 10023.
   10.7       --   Agreement of Lease for Premises located at 147 Palmer Avenue, Mamaroneck, NY 10543.
   10.8       --   Master Franchise Agreement dated as of January 26, 1996 between Ecofranchising, Inc. and Palatin, AG*
   10.9       --   Letter of Intent for Master Franchise Agreement between Ecofranchising, Inc. and Global Access
                   Corporation*
   21         --   Subsidiaries of the Company
   23.1       --   Consent of Bernstein & Wasserman, LLP (included in Exhibit No. 5)*
   23.2       --   Consent of Grant Thornton, LLP, Independent Certified Public Accountants*
   23.3       --   Consent of Pustorino, Puglisi & Co., Inc., Independent Certified Public Accountants*.
   99.1       --   Acknowledgment of Pustorino, Puglisi & Co., Inc.


------------------
  * Filed herewith. All other exhibits have been previously filed.

ITEM 28. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     (b) Rule 415 Offering

     The undersigned registrant will:

          1. File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) Include any additional or changed material information on the plan of distribution;

     2. For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

     3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


     (c) Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions referred to in Item 24 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) Rule 430A

     The undersigned Registrant will:

          (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the small business issuer under Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

          (2) For any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

          (e) Request of Acceleration of Effective Date

     The Company may elect to request acceleration of the Registration Statement under Rule 461 of the 1933 Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 4th day of November, 1996.


                                   ECOMAT, INC.

                                   By:            /s/ DIANE WEISER
                                      ----------------------------------------
                                                     Diane Weiser
                                               Chief Executive Officer,
                                         President, Treasurer, Secretary and
                                      Director and Principal Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------

                   /s/ DIANE WEISER         Chief Executive Officer, President,             November 4, 1996
------------------------------------------  Treasurer, Secretary and Director and
               Diane Weiser                 Principal Financial Officer

                /s/ ASTRID HINDEMITH        Director                                        November 4, 1996
------------------------------------------
             Astrid Hindemith